Exhibit 99

                Pfizer Inc Third-Quarter 2004 Performance Report

      Pfizer Demonstrates Resilience In Challenging Business Environment

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      Third-Quarter Adjusted Income* Grows 13 Percent to $4.160 Billion;
          Third-Quarter Adjusted Diluted EPS* Up 15 Percent to $.55

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 Estimate of Full-Year 2004 Adjusted Diluted EPS* of $2.12-$2.14 Reconfirmed

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             Third-Quarter Reported Net Income of $3.341 Billion;
                  Third-Quarter Reported Diluted EPS of $.44

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          Quarterly Revenues Increase 4 Percent to $12.831 Billion;
               Lipitor and COX-2 Products Achieve Strong Growth

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  Quarter Marked by FDA-Approved Inclusion of ASCOT-LLA Data in Lipitor and
 Caduet Labeling, E.U. Approval of Lyrica for Epilepsy and Neuropathic Pain,
                  U.S. Approval of Geodon for Bipolar Mania,
           U.S. Filing of Lasofoxifene for Osteoporosis Prevention,
             Initial Enrollment in Pfizer Helpful Answers Program

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               Revenue and Income Growth in 2005 to Be Tempered
                   by Patent Expirations and Other Factors;
                  Longer-Term Growth Prospects Remain Strong

                                     ---

             Pfizer Remains On Track to Submit an Industry-Record
                20 Major U.S. Regulatory Filings in 2001-2006

    NEW YORK, Oct. 20 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the third quarter of 2004.
    "Pfizer's financial results for the quarter reflect both the challenging business environment in which we operate and the Company's fundamental strength and resilience," said Hank McKinnell, chairman and chief executive officer.
    "We continue to generate strong earnings growth in 2004 in spite of continuing pricing pressure; new branded competition; new generic competition from the loss of patent exclusivity; difficult political, legal, and regulatory environments; and the effects of less favorable than expected foreign-exchange rates.
    "These challenges are being addressed. And, while we expect these issues to temper revenue and income growth in 2005, Pfizer's long-term prospects remain strong.
    "The Company has 13 category-leading products, and the market shows clear and substantial potential for their further growth," Dr. McKinnell continued. "Our new-product pipeline is the strongest in our history, and we expect to submit 20 major U.S. regulatory filings during 2001-2006. And, this quarter, we achieved important milestones in advancing the next generation of Pfizer medicines to patients, including major new-product filings, approvals, and launches."
    Pfizer revenues for the third quarter of 2004 grew 4 percent to $12.831 billion, compared to the third quarter of 2003. Revenue growth was driven by good performances in a number of product lines, particularly Lipitor and the COX-2-specific inhibitors, and the weakening of the U.S. dollar relative to a number of other currencies.
    The Company's human pharmaceutical operations generated revenues of $11.288 billion, up 3 percent, in the third quarter. Revenues of Pfizer's Consumer Healthcare business were $851 million, up 10 percent. Pfizer's Animal Health revenues increased 9 percent in the period to $475 million.
    Reported third-quarter net income of $3.341 billion and reported diluted earnings per share of $.44 included non-cash charges of $521 million ($.08 per share) relating to purchase accounting attributable to the acquisition of Pharmacia, merger-related costs of $112 million ($.01 per share), a certain significant item of $229 million ($.03 per share), and income from discontinued operations of $43 million ($.01 per share), all on an after-tax basis. Excluding these items, adjusted income* grew 13 percent to $4.160 billion, and adjusted diluted EPS* increased 15 percent to $.55, compared to the same period in 2003.

            Pharmaceuticals Continues Industry-Leading Performance

    "Pfizer's pharmaceutical business has again shown its industry-leading ability to perform in a challenging global environment," said Karen Katen, executive vice president of the company and president of Pfizer Global Pharmaceuticals.
    "Our portfolio is strong. While our environment is tough, we're tougher. And we're attending to both the top line and bottom line with disciplined strategies to sustain future business performance," Ms. Katen said.
    Human pharmaceutical year-to-date revenue growth has been driven largely by the strong global growth of Lipitor (up 15 percent), Neurontin (up 17 percent), Zoloft (up 8 percent), Norvasc (up 4 percent), Geodon (up 31 percent), Vfend (up 47 percent), Relpax (up 102 percent), and several key products added in the Pharmacia acquisition -- Celebrex, Bextra, Xalatan, Detrol, and Zyvox. This favorable revenue growth is a direct result of effective portfolio management to realize the full potential of each medicine.
    Third-quarter revenue growth was led by Lipitor (up 11 percent), Celebrex (up 14 percent), Bextra (up 37 percent), Neurontin (up 10 percent), and Zyvox (up 97 percent), among other products, which offset some declines in other products.
    "The continued strong performance of our portfolio during the third quarter, complemented by a large number of new launches, indications, and completed clinical trials, shows Pfizer's ability to support and expand our pharmaceutical business," Ms. Katen said. "Thirteen Pfizer medicines lead their respective therapeutic categories, and six of the world's 25 top-selling medicines are marketed by Pfizer. The Company's top five medicines -- Lipitor, Norvasc, Zoloft, Celebrex, and Neurontin -- together account for slightly more than half of human pharmaceutical revenues year-to-date. Each has delivered at least $2 billion in sales already this year, while Viagra and Zithromax have each surpassed $1 billion. Zyrtec in the U.S. has approached the $1 billion mark with sales of $938 million year-to-date.
    "Our newer medicines also continue to perform well on a year-to-date basis, contributing to total portfolio performance. Zyvox crossed the $300 million mark, and Vfend has achieved more than $200 million in revenues," Ms. Katen continued.

    CATEGORY LEADERSHIP DESPITE COMPETITIVE CHALLENGES. "Major products -- including Lipitor, Norvasc, Zoloft, Viagra, Zithromax, and Zyrtec -- by nature face competitive challenges. We are confident in Pfizer's ability to maintain category leadership," Ms. Katen said.
    For example, despite the launches of new competitors, Lipitor remains the world's top-selling medicine, with revenues of $2.74 billion in the third quarter of 2004 alone, up 11 percent over the comparable period last year. Lipitor has sustained strong double-digit growth over recent months. In the U.S., it achieved 10-percent growth in new prescriptions while maintaining more than a 43-percent share of total prescription volume for the first nine months of 2004. This impressive growth, reflected also in other worldwide markets, is attributable to consistent evidence showing the strong clinical benefits of Lipitor.
    In study after study, Lipitor continues to deliver unprecedented clinical data demonstrating early benefits of its use; many of these studies lend support to new National Cholesterol Education Program treatment guidelines for hyperlipidemia. Clear cardiovascular benefits were demonstrated by the Anglo-Scandinavian Cardiac Outcomes Trial -- Lipid-Lowering Arm (ASCOT-LLA) study, which found that the lowest approved dose of Lipitor (10 mg) reduced the relative risk of heart attack by 36 percent compared to placebo. These findings led to a Lipitor label revision that includes these results, adding a new indication for the primary prevention of cardiovascular disease -- specifically, the reduction of risk of myocardial infarction -- and the reduction of risk of revascularization procedures and angina. In August, Lancet reported positive results from the Collaborative Atorvastatin Diabetes Study (CARDS) trial, the landmark primary prevention trial in diabetics with moderate cholesterol levels, which, like ASCOT-LLA, was ended two years early because of its obvious benefits to patients. The speed with which these benefits occurred underscores the value and differentiation of Lipitor.
    Zoloft has also faced recent challenges, yet it remains the world's leading antidepressant. Worldwide sales of Zoloft increased 8 percent on a year-to-date basis to $2.4 billion. Zoloft maintains its lead in this competitive market in spite of the category's slowdown due to governmental and media attention to use of selective serotonin reuptake inhibitors by children and adolescents. Last Friday, the FDA issued a recommendation that all antidepressant medicines include in their label a black-box warning regarding suicidal thoughts and behavior in children and adolescents being treated with antidepressant medications. The warning will emphasize the need for physicians to balance the risk with the clinical need for antidepressant use and to closely monitor patients started on these medications. Pfizer is supportive of the FDA's efforts to provide useful clinical information to prescribers, patients, and families. Depression is a serious public-health issue, responsible for more than 500,000 suicide attempts by children and adolescents annually, and suicide is the third leading cause of death among adolescents.
    Zoloft is not approved for pediatric depression. In fact, there have been no suicides in the Zoloft pediatric clinical program. Pfizer remains confident in the proven safety and efficacy of Zoloft to treat millions of patients with mood and anxiety disorders. We expect Zoloft to continue performing strongly in our portfolio. Zoloft is approved for six mood and anxiety disorders -- the broadest range of such disorders of any antidepressant -- including major depression, panic disorder, obsessive-compulsive disorder (OCD), post-traumatic stress disorder, pre-menstrual dysphoric disorder, and social anxiety disorder in adults and OCD in the pediatric population.
    Zoloft is the first and only product to receive a label update regarding the safety of using an antidepressant to treat depression after a cardiac event. Several previous studies provide strong evidence that the presence of depression following a heart attack is a predictor of increased mortality -- in fact, it triples a person's likelihood of dying.
    Viagra has also responded well to market challenges. As one of the world's most-recognized pharmaceutical brands, today Viagra commands a 70-percent worldwide dollar market share of type-5 phosphodiesterase inhibitors despite heavily promoted competitive launches. A wealth of clinical studies shows that the use of Viagra instills confidence in men, increasing both their own and their partners' satisfaction. Based on this, Pfizer has launched a new global positioning for Viagra, focusing on what men really want from their erectile-dysfunction medication: rapid and sustained erections for better sex. This positioning provides healthcare professionals and consumers with data showing Viagra's ability to deliver unique functional and emotional benefits and provide overall patient and partner satisfaction. As part of this new direction, Pfizer has launched a fresh U.S. advertising campaign called "He's Back" that communicates the promise of return to normal sexual function. The efficacy and safety of Viagra have been demonstrated in more than 130 clinical trials worldwide and in more than six years of real-world experience.

    COX-2-SPECIFIC INHIBITORS. "One instance of managing sudden, dramatic shifts in the market is in the important COX-2-specific inhibitor category, where Celebrex and Bextra continue to perform well by exceeding year-to-date sales projections," Ms. Katen continued. "We expect this positive trend to continue as more doctors and patients consider Celebrex and Bextra as effective, appropriate treatments."
    Celebrex remains the world's most-prescribed arthritis and pain-relief brand. Because of its outstanding efficacy, long-term safety profile, and broad indication base -- including osteoarthritis (OA), rheumatoid arthritis
(RA), and acute pain in the U.S. -- Pfizer is confident in its long-term gastrointestinal and cardiovascular safety and its reliability as an appropriate treatment alternative. We are making the facts about the safety and efficacy of Celebrex widely known through public and professional venues. In a recent FDA-sponsored analysis of 1.4 million patients -- and in additional clinical studies where patients have been treated for up to four years -- patients using Celebrex showed no increased risk of cardiac events. On Monday, we announced that Pfizer is sponsoring a major clinical study to further evaluate the potential cardiovascular benefits of Celebrex in OA patients at high risk for cardiovascular disease. The study is part of a larger cardiovascular exploration program with Celebrex that started more than 18 months ago. This newly announced clinical trial, which will be conducted at major universities and hospitals around the world, is expected to start early in 2005. Early mechanistic studies suggest that Celebrex's anti-inflammatory properties are unique. In fact, some Celebrex-specific characteristics seem to improve vascular function in patients with heart disease. Based on the compelling results of these studies and recent developments in the marketplace, we felt it was important to announce our plans now to conduct this exciting large-scale clinical study with Celebrex to look at potential cardiovascular benefits in OA patients with cardiovascular disease.
    Bextra is an important therapeutic option for tough-to-treat arthritis pain, offering patients effective once-daily dosing and powerful relief. Available clinical information for Bextra, based on a recent pooled analysis of nearly 8,000 patients treated with Bextra for periods ranging from six weeks to one year, suggests no increased risk of cardiovascular thromboembolic events in patients with OA and RA. Additional information about Bextra's safety profile was made available last week in a letter to healthcare professionals and in an accompanying press release.

    NEW INDICATIONS, CLINICAL DATA & LAUNCHES. "Clinical data, such as the CARDS and ASCOT-LLA results, are a demonstration of our medicines' value to healthcare improvement," Ms. Katen said. "We continue to invest in clinical research for our in-line medicines, increasing the value of our medicines to patients and their healthcare providers. We are also reinvigorating our portfolio by launching a series of new medicines. Geodon continues to grow strongly -- achieving record highs in recent new-prescription rates in the U.S. -- driven by a powerful efficacy profile and better awareness and understanding of its favorable metabolic profile. In August, Geodon received FDA approval for the additional indication of treating acute bipolar mania, including manic and mixed episodes. Spiriva, the novel treatment for chronic obstructive pulmonary disease that we co-promote with Boehringer Ingelheim, the compound's originator, has already passed three competitors in the market. Growth of Relpax for migraine continues to climb in the U.S., with a 52-week market-share high of 12 percent, while all other competitors remained flat or declined."
    Pfizer's confidence in the therapeutic value of Caduet and Inspra demands continued strong support of these products. Caduet, the single-pill dual therapy of Lipitor and Norvasc, has shown slow but increasing uptake following its U.S. launch. We expect that its growth will increase as more doctors and patients recognize the clinical utility demonstrated by Caduet -- as in the GEMINI study -- in achieving treatment goals for patients at elevated cardiovascular risk due to high blood pressure and high cholesterol levels. New clinical data and access for more than 80 percent of covered patient lives should further its acceptance and extend the cardiovascular benefits of lipid lowering in patients with hypertension so clearly demonstrated in the ASCOT trial and now included in the Caduet label. We strongly believe this combination of utility, access, acceptance, and outcomes data positions Caduet as a clear choice for hypertensive patients.
    Pfizer also expects the growth of Inspra to accelerate because of new clinical data, new ACC/AHA STEMI treatment guidelines for post-myocardial-infarction (MI) heart failure, and redoubled field support for this innovative product, which uniquely supports a relatively small critical-care post-MI patient population.

    LICENSING. "Pfizer is always interested in acquiring rights to promising medicines," Ms. Katen said. "One example is our acquisition in early October of commercial rights to Campto (Camptosar in the Americas and Australia) in Europe and other parts of the world -- adding to the rights we already held in the Americas and Australia. Camptosar has become one of the standards of combination treatment in metastatic colorectal cancer. Over the past decade, average survival rates in patients with advanced colon cancer have been extended to more than 20 months. With our acquisition of broadened Campto rights, Pfizer can bring the benefits of Camptosar to even more people. This acquisition is a natural fit within our strong oncology portfolio, bolstering products acquired with Pharmacia as well as promising compounds in our pipeline."

    PATENT MANAGEMENT & GENERICS STRATEGY. "We manage our portfolio by protecting our assets," Ms. Katen said. "Losses of exclusivity, for example, are particularly significant now and will affect several of our key medicines in the coming years."
    Pfizer's strategies are straightforward and aggressive. First, the Company will diligently defend patents, as Pfizer is doing by vigorously appealing China's decision to overturn Viagra's patent. After a compound loses marketing exclusivity, we will also consider marketing a generic version in the U.S. through Greenstone, our generics subsidiary acquired with Pharmacia. During the past year, we have added glipizide XL and fluconazole to the Greenstone portfolio as their respective brands lost exclusivity. Pfizer also recently launched generic gabapentin in response to the at-risk launch of generic versions of Neurontin by generic manufacturers.

    EXPANDING PFIZER'S SCOPE AS A HEALTH COMPANY.   "Looking beyond our
portfolio of leading medicines, we are positioning Pfizer to fulfill our broadening vision to serve the public's health needs more fully, not just through the treatment of disease but also through the promotion of health," Dr. McKinnell said. This vision takes several forms. The first is to guard the integrity of our products in an increasingly predatory atmosphere, evidenced by the growing problem of counterfeit drugs as reported by regulatory authorities in the U.S. and around the world. We are determined to protect consumers from counterfeit products. Pfizer itself is seeing a rising number of cases involving the counterfeiting of our products, including Lipitor, Viagra, Norvasc, Celebrex, and Diflucan, to mention a few. We have addressed the serious health and safety dangers posed by counterfeit drugs through working closely with key stakeholders worldwide -- governments, health and other agencies, law enforcement, the media, multilateral institutions, and business and trade groups. We have found counterfeit versions of our products in more than 65 countries and have taken aggressive legal steps to stop the manufacture and distribution of those products.
    We are also addressing the evolving health needs of a wide array of patient populations through our innovative access and affordability programs. These programs, such as our newly launched Helpful Answers initiative, our Viagra Value Card, the two-year success of the Florida: A Healthy State program, and the Infectious Diseases Institute in Uganda, demonstrate Pfizer's active engagement in finding solutions to the pressing public-health issues relating to access to quality, affordable health care.
    The Pfizer Helpful Answers program provides the greatest savings for those with the lowest incomes and offers something for every person without insurance for prescription medicines in the U.S., regardless of age or income. Through Pfizer's Connection to Care and Sharing the Care programs, families earning $31,000 or less qualify for free Pfizer medicines. Through Pfizer Pfriends, families earning less than $45,000 per year see savings on Pfizer medicines of up to 50 percent -- and averaging 37 percent -- off retail prices; and families earning more than $45,000 per year will be eligible for savings on Pfizer medicines of up to 25 percent, and averaging 15 percent, off retail prices.
    "Pfizer's Helpful Answers program, along with all our access and affordability programs around the world, is focused on addressing the human and financial cost of disease. By helping patients get access to safe and affordable Pfizer medicines, we can make a meaningful difference in their health and, at the same time, address the skyrocketing costs of acute care.
We hope that these programs will contribute to society's involvement in improving our healthcare systems," Ms. Katen concluded.

          New Product Filings and Expansion of Development Pipeline
                      Highlight R&D Achievements in 2004

    "Pfizer's new-product pipeline continues to grow, and our late-stage candidates are progressing well," said Dr. John LaMattina, president of Pfizer Global Research and Development. "We remain on target to submit 20 major U.S. regulatory filings in a five-year period ending in 2006."
    Pfizer Global Research and Development submitted several product filings during the third quarter.

    - In August, a New Drug Application (NDA) was submitted to the FDA for lasofoxifene, a selective estrogen modulator for the prevention of post-menopausal osteoporosis.

    - A supplemental NDA was submitted in August to incorporate the cardiac-risk-reduction results seen in the ALLHAT trial into the Norvasc label. The ALLHAT label change would allow Pfizer to expand the Norvasc label indications to include the reduction of cardiovascular risk, including risk of coronary heart disease, myocardial infarction, cardiovascular procedures, and stroke. Pending approval, this important submission will enhance the value of Norvasc in the hypertension market. The Norvasc ALLHAT submission was completed in Europe in June 2004.

    - A regulatory filing was submitted in Japan during July for approval of Genotropin to treat short stature and growth problems.

    Several marketing application submissions in the U.S. and E.U. advanced in the regulatory process.

    - In July, Lyrica was approved in the E.U. for peripheral neuropathic pain and as adjunctive therapy for partial seizures in patients with epilepsy. It has been launched in the U.K. and Germany, and more launches are scheduled for the rest of 2004 and 2005 throughout the remaining E.U. member states. We have also filed submissions in the U.S., Canada, Australia, and many other countries worldwide. Lyrica was recently granted approvable status by the FDA for the management of neuropathic pain associated with diabetic neuropathy and herpes zoster, and as adjunctive therapy in the treatment of partial seizures. Lyrica received a non-approvable letter from the FDA for generalized anxiety disorder. We are continuing to work closely with the FDA during the ongoing regulatory review to finalize indications and labeling.

    - In August, Geodon received FDA approval for bipolar acute mania and mixed episodes, with preparations now underway for launch in this important segment of the psychiatric population.

    - Inspra for treatment of post-MI heart failure achieved a successful mutual recognition outcome in the E.U. in August.

    - Macugen, the first in a new class of medicines for neovascular age-related macular degeneration, which we are developing in partnership with Eyetech Pharmaceuticals, received a favorable review by an FDA panel in August and is receiving a priority review by the FDA. In September, the E.U. accepted the regulatory filing for Macugen. The product has also been filed in Canada, where it has been given priority review status.

    The Pfizer development pipeline continues to advance. UK-427,857, Pfizer's first-in-class CCR-5 inhibitor for treatment of HIV disease, has completed Phase 2 testing and will progress into Phase 3 during the fourth quarter.
    Other key drug candidates continue to advance in late-stage development or regulatory review, including:

    - indiplon, in development with Neurocrine Biosciences, Inc., for treatment of insomnia, with an immediate-release formulation now under regulatory review in the U.S.;

    - parecoxib, the injectable prodrug of valdecoxib, for treatment of acute pain;

    - Daxas, in co-development with Altana Pharma for chronic obstructive pulmonary disease and asthma, now under regulatory review in the E.U.;

    - Exubera, an inhalable form of insulin for type 1 and type 2 diabetes under co-development, co-manufacture, and co-marketing with Sanofi-Aventis, with the participation of Nektar Therapeutics, now under regulatory review in the E.U.;

    - Sutent, or SU-11248, an angiogenesis inhibitor for treatment of gastrointestinal stromal tumors, renal carcinoma, and other cancers;

    - edotecarin for colorectal cancer and glioma;

    - capravirine, a non-nucleotide reverse transcriptase inhibitor for treatment of HIV;

    - varenicline, a mechanistically novel treatment for smoking cessation;

    - torcetrapib/Lipitor, the next-generation treatment for heart disease;

    - asenapine for schizophrenia and bipolar disorder, under co-development with Akzo Nobel's Organon healthcare unit; and

    - Zithromax-chloroquine for treatment of malaria.

    "We look forward to the opportunity to highlight the breadth and depth of our new-product pipeline at the analyst meeting at our Groton laboratories on November 30," Dr. LaMattina concluded.

                 Tempered Revenue and Income Growth in 2005;
                  Longer-Term Growth Prospects Remain Strong

    David Shedlarz, executive vice president and chief financial officer, noted, "Pfizer continues to demonstrate remarkable resilience in the face of a challenging business environment. We expect to achieve 2004 adjusted diluted EPS* of $2.12-$2.14 and GAAP reported diluted EPS of $1.58-$1.60 -- subject to the variables cited in the Disclosure Notice found in this report. The differences between targeted GAAP reported diluted EPS and adjusted diluted EPS* are attributable to projected incremental purchase-accounting-related intangible amortization of $.29 per share, merger-related costs of $.09 per share, in-process research and development expenses for Esperion and two animal-health business acquisitions of $.13 per share, and certain significant items, which include a charge relating to the resolution, subject to court approval and approval by claimants, of certain asbestos-related litigation matters, of $.04 per share, offset by income from discontinued operations of $.01 per share.
    "We continue to expect merger-related cost synergies in 2004 of about
$3.5 billion, due to the rapid integration of Pharmacia. We plan to spend about $7.5 billion in R&D during 2004.
    "While it is too early in our annual planning process to project Pfizer's 2005 financial performance, a number of directional factors are known or emerging. The Company expects a substantial impact from the loss of exclusivity of certain major products. Four products -- Diflucan, Neurontin, Accupril, and Zithromax -- with U.S. sales for the twelve months ending September 2004 totaling more than $5 billion face reduced revenue in 2005 due to past or possible future loss of marketing exclusivity. Expense synergies associated with Pfizer's acquisition of Pharmacia will continue to contribute to growth in 2005, but to a lesser degree than in 2004. We currently estimate that merger-related synergies will increase from $1.3 billion in 2003 to about $3.5 billion in 2004 and to about $4.0 billion in 2005. Another year-over-year impact pertains to foreign exchange. The weakening of the dollar relative to major currencies is projected, at current exchange rates, to favorably affect 2004 revenue growth by approximately $1.3 billion, or 3 percent. If current rates remain unchanged, foreign exchange will have no material impact on 2005 revenue growth. These factors are expected to impact revenue and income growth in 2005.
    "Several factors will offset these pressures on revenues and income. The upcoming year is expected to bring continued growth of major in-line products. The Company will realize the initial benefits of the introduction of several new products with substantial commercial potential. And the Company's operating expense flexibility and capacity to achieve additional cost efficiencies will further improve prospects for income growth.
    "While Pfizer's revenue and income growth will likely be tempered in the near term due to patent expirations and other factors, the Company will continue to make the investments necessary to sustain strong longer-term growth, the prospects for which remain excellent," Mr. Shedlarz concluded.
"We expect to be able to provide more specific guidance on Pfizer's 2005 financial performance at our analyst meeting planned for the first quarter of next year."

                      Pfizer Expands Patient Access and
                      Corporate Citizenship Initiatives

    Pfizer continues to make progress in its initiatives to expand access to innovative medicines along with healthcare resources and programs to help people worldwide obtain the care they need. To address the HIV/AIDS pandemic in Africa, Pfizer is participating in a unique public-private partnership that is opening the new Infectious Diseases Institute at Makerere University in Kampala, Uganda. The new facility will train medical professionals from across Africa in the latest AIDS-specific treatment and prevention strategies while providing high-quality treatment to people living with AIDS in Uganda.
    Through its participation in the United Nations Global Compact, Pfizer continues to play a leading role in advocating a shared set of principles on human rights, labor, and the environment. During the third quarter, the Company participated in a consultation initiated by the U.N. Commissioner on Human Rights on the responsibilities of corporations in the area of human rights. Pfizer is the first and only U.S.-based pharmaceutical company to join the Compact, a network of U.N. agencies, companies, civil organizations, and academic institutions.
    Dr. McKinnell concluded, "Without denying that Pfizer and the pharmaceutical industry face important challenges, we are confident that Pfizer has the capabilities and products to succeed over the long term. Our medicines provide compelling value compared to the enormous costs of premature death, diminished quality of life, and lost productivity that are the daily toll of disease. Pfizer has built an unparalleled competitive position within the industry, with the scale, product-portfolio breadth and depth, new-product pipeline, best-in-class organization, and unparalleled financial depth and flexibility needed to prosper over the long term."
    For additional details, please see the attached financial schedules, product revenue tables, and supplemental information.

    DISCLOSURE NOTICE: The information contained in this document is as of October 20, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in its periodic reports on Forms 10-Q and 8-K.
     * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted earnings per share excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.

                          PFIZER INC AND SUBSIDIARY COMPANIES
                     CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                    (UNAUDITED)

    (millions of dollars, except per common share data)

                               Third Quarter  % Incr./   Nine Months  % Incr./
                               2004     2003   (Decr.)*  2004    2003 (Decr.)*

    Revenues                $12,831   $12,348     4    $37,593  $30,754    22

    Costs and expenses:
     Cost of sales            1,640     3,285   (50)     5,185    6,323   (18)
     Selling, informational
      and administrative
      expenses                4,036     3,994     1     12,227   10,479    17
     Research and
      development
      expenses                1,888     1,869     1      5,356    5,080     5
     Amortization of
      intangible assets         843       613    38      2,496    1,189   110
     Merger-related
      in-process
      research and
      development
      charges                    --       (87)   **        955    5,043   (81)
     Merger-related costs       190       303   (37)       726      680     7
     Other (income)/
      deductions--net           283      (118)   **        140     (339)   **

    Income from continuing
     operations before
     provision for taxes
     on income, minority
     interests and cumulative
     effect of change in
     accounting principles    3,951     2,489    59     10,508    2,299   357

    Provision for
     taxes on income            650       250   160      2,040    1,281    59

    Minority interests            3         2    15          7        1   849

    Income from continuing
     operations before
     cumulative
     effect of change in
     accounting principles    3,298     2,237    47      8,461    1,017   732

    Discontinued operations:
     Income/(loss) from
      operations of
      discontinued businesses
      and product lines
       -- net of tax             (3)       (2)   28         27       36   (25)
     Gains on sales of
      discontinued
      businesses
      and product lines
       -- net of tax             46        --    --         48    2,285   (98)

    Discontinued
     operations--net of tax      43        (2)   **         75    2,321   (97)

    Income before cumulative
     effect of change in
     accounting principles    3,341     2,235    50      8,536    3,338   156

    Cumulative effect of
     change in accounting
     principles--net of tax      --        --    **         --      (30)   **

    Net income               $3,341    $2,235    50     $8,536   $3,308   158

    Earnings per common
     share -- Basic:
      Income from continuing
       operations before
       cumulative effect of
       change in accounting
       principles              $.44      $.29    52      $1.12     $.14   700
      Discontinued operations:
       Income/(loss) from
        operations of
        discontinued
        businesses
        and product lines
        -- net of tax            --        --    --         --       --    --
       Gains on sales of
        discontinued
        businesses
        and product lines
        -- net of tax           .01        --    --        .01      .33   (97)
      Discontinued
       operations --
       net of tax               .01        --    --        .01      .33   (97)
      Income before cumulative
       effect of change in
       accounting principles    .45       .29    55       1.13      .47   140
      Cumulative effect of
       change in accounting
       principles --
       net of tax                --        --    --         --       --    --
      Net income               $.45      $.29    55      $1.13     $.47   140

    Earnings per common
     share -- Diluted:
      Income from continuing
       operations before
       cumulative effect
       of change in accounting
       principles              $.43      $.29    48      $1.11     $.14    693
      Discontinued operations:
       Income/(loss) from
        operations of
        discontinued businesses
        and product lines
         -- net of tax           --        --    --         --       --     --
       Gains on sales of
        discontinued businesses
        and product lines
         -- net of tax          .01        --    --        .01      .32   (97)
      Discontinued
       operations--net of tax   .01        --    --        .01      .32   (97)
      Income before cumulative
       effect of change in
       accounting principles    .44       .29    52       1.12      .46   143
      Cumulative effect of
       change in accounting
       principles--net of tax    --        --    --         --       --    --
      Net income               $.44      $.29    52      $1.12     $.46   143

    Weighted average
     shares used to
     calculate earnings/
     (loss) common share:
       Basic                7,500.8   7,710.7          7,553.7  7,088.5
       Diluted              7,568.7   7,791.2          7,641.8  7,160.7

    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.

    1. The above financial statement presents the three-month and nine-month periods ended September 26, 2004 and September 28, 2003. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 22, 2004 and August 24, 2003.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation
       No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the portion of the purchase price allocated to acquired in-process research and development of $955 million (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)), was expensed in the nine-month period ended September 26, 2004 and $5,043 million (in connection with the acquisition of Pharmacia) was expensed in the nine-month period ended September 28, 2003 (reflects a credit of $87 million recorded in the third quarter of 2003). A project by project valuation was performed by third party valuation specialists to determine the fair value of research and development projects which were in-process, but not yet completed.

    4. During the first nine months of 2004, we either sold or decided to sell certain businesses and product lines. Specifically, on April 23, 2004, we sold our in-vitro allergy and diagnostics testing (Diagnostics) business for $575 million in cash, on June 26, 2004, we sold our surgical ophthalmic business for $450 million in cash and on June 28, 2004, we sold certain non-core consumer healthcare products marketed primarily in Europe, for 135 million Euro (approximately $163 million) in cash. In addition, in March 2004, we decided to sell certain European generic pharmaceutical businesses. Diagnostics, our surgical ophthalmic business, our European generic businesses and certain of the non-core consumer healthcare products were acquired in connection with our acquisition of Pharmacia in April 2003. We have included the
       results of operations of these businesses and product   lines in
       discontinued operations for three-month and nine-month periods   ended
       September 26, 2004 and September 28, 2003. Due to the timing of our acquisition of Pharmacia in April 2003, the results of operations relating to these businesses and product lines for the nine-month
       period ended   September 28, 2003 were included in our consolidated
       results of operations   from the acquisition date except for those
       relating to certain legacy   Pfizer non-core consumer healthcare
       product which have been included in   discontinued operations for the
       entire nine-month period. Gains, where   applicable, on these
       transactions are recognized in the period in which   the sale is
       completed.

    5. In April 2003, we sold the hormone replacement therapy femhrt for $160 million in cash ($83 million after-tax gain recognized). In March 2003, we sold the Adams confectionery products business for $4.2 billion in cash ($1,824 million after-tax gain recognized), the Schick-Wilkinson Sword shaving products business for $930 million in cash ($262 million after-tax gain recognized) and the Loestrin and Estrostep women's health product lines for $197 million in cash
       ($116 million after-tax gain recognized). The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

    6. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million
       ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    7. The financial results for the three-month and nine-month periods ended September 26, 2004 are not necessarily indicative of the results which ultimately might be achieved for the current year.

                     PFIZER INC AND SUBSIDIARY COMPANIES
               RECONCILIATION FROM REPORTED INCOME AND EARNINGS
             PER SHARE TO ADJUSTED INCOME AND EARNINGS PER SHARE
                                 (UNAUDITED)

    (millions of dollars, except per common share data)

                             Third Quarter  % Incr./     Nine Months  % Incr./
                              2004   2003   (Decr.)      2004    2003  (Decr.)

    Reported net income     $3,341   $2,235    50       $8,536   $3,308   158

    Discontinued operations
     --net of tax              (43)       2    **          (75)  (2,321)  (97)

    Cumulative effect of
     change in accounting
     principles--net of tax     --       --    --           --       30    **

    Purchase accounting
     adjustments--net of tax   521    1,253   (58)       2,558    7,093   (64)

    Merger-related costs
     --net of tax              112      186   (40)         463      420    10

    Certain significant
     items--net of tax         229       --    --          269       --    --

    Adjusted income         $4,160   $3,676    13      $11,751   $8,530    38

    Reported diluted
     earnings per common
     share                    $.44     $.29    52        $1.12     $.46   143

    Discontinued operations
     --net of tax             (.01)      --    --         (.01)    (.32)  (97)

    Cumulative effect of
     change in accounting
     principles--net of tax     --       --    --           --       --    --

    Purchase accounting
     adjustments--net of tax   .08      .17   (53)         .33      .99   (67)

    Merger-related costs
     --net of tax              .01      .02   (50)         .06      .06    --

    Certain significant
     items--net of tax         .03       --    --          .04       --    --

    Adjusted diluted earnings
     per common share         $.55     $.48    15        $1.54    $1.19    29

    ** - Calculation not meaningful.
    Certain amounts and percentages may reflect rounding adjustments.

    1. The above table presents the three-month and nine-month periods ended September 26, 2004 and September 28, 2003. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 22, 2004 and August 24, 2003.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the portion of the purchase price allocated to acquired in-process research and development of $955 million (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)), was expensed in the nine-month period ended September 26, 2004 and $5,043 million (in connection with the acquisition of Pharmacia) was expensed in the nine-month period ended September 28, 2003 (reflects a credit of $87 million recorded in the third quarter of 2003). A project by project valuation was performed by third party valuation specialists to determine the fair value of research and development projects which were in-process, but not yet completed.

    4. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million
       ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    5. In 2004, in response to a change in Pfizer's business strategy, we revised our basis for Adjusted Income such that we no longer consider certain items in Adjusted Income. For example, copromotion charges and payments for intellectual property rights for unapproved products being developed by third parties and the operational contribution of divestitures are no longer presented in an alternative manner from U.S. GAAP. We have revised our previous 2003 basis for Adjusted Income to conform to the 2004 presentation. Adjusted Income and diluted earnings per common share as shown above reflect the following items:

    (millions of dollars)                   Third Quarter        Nine Months
                                            2004      2003      2004      2003

       Discontinued operations, pre-tax:
        Loss(income) from operations of
         discontinued businesses and
         product lines (a)                 $   3    $    3    $  (42)  $  (59)
        Gains on sales of discontinued
         businesses and product lines (a)    (65)       --       (68)  (3,885)
        Total discontinued operations,
         -- pre-tax                          (62)        3      (110)  (3,944)
        Income taxes                          19        (1)       35    1,623
       Total discontinued operations
          -- net of tax                      (43)        2       (75)  (2,321)

       Cumulative effect of change in
        accounting principles--net of tax     --        --        --       30

       Purchase accounting adjustments,
        -- pre-tax:
        In-process research and
         development charges (b)              --       (87)      955    5,043
        Intangible amortization
         and other (c)                       827       691     2,450    1,275
        Sale of acquired inventory
         written up to fair value (d)         --     1,278        --    1,670
        Total purchase accounting
         adjustments,pre-tax                 827     1,882     3,405    7,988
        Income taxes                        (306)     (629)     (847)    (895)
         Total purchase accounting
          adjustments--net of tax            521     1,253     2,558    7,093

       Merger-related costs, pre-tax:
        Integration costs--Pharmacia (e)     106       251       348      552
        Integration costs--Other (e)           7         2        19       23
        Restructuring charges--Pharmacia (e)  77        54       354      106
        Restructuring charges--Other (e)      --        (4)        5       (1)
        Total merger-related costs, pre-tax   190       303       726      680
        Income taxes                         (78)     (117)     (263)    (260)
         Total merger-related costs
          --net of tax                       112       186       463      420

       Certain significant items, pre-tax:
        Litigation charge (f)                369        --       369       --
        Operating results of divested legacy
         Pharmacia research facility (g)      --        --        64       --
        Total certain significant items,
         --pre-tax                           369        --       433       --
        Income taxes                        (140)       --      (164)      --
         Total certain significant
          items--net of tax                  229        --       269       --

       Total discontinued operations,
        cumulative effect of change in
        accounting principles, purchase
        accounting adjustments, merger-
        related costs and certain
        significant items--net of tax     $ 819     $1,441    $3,215  $ 5,222

       (a) Included in Discontinued operations--net of tax
       (b) Included in Merger-related in-process research and development charges
       (c) Included primarily in Amortization of intangible assets
       (d) Included in Cost of sales
       (e) Included in Merger-related costs
       (f) Included in Other (income)/deduction--net
       (g) Included in Research and development expenses

                                  PFIZER INC
                           SEGMENT/PRODUCT REVENUES
                              THIRD QUARTER 2004
                                 (UNAUDITED)
                            (millions of dollars)

                                           QUARTER-TO-DATE
                         WORLDWIDE              U.S.           INTERNATIONAL
                                    %                   %                   %
                   2004    2003    Chg   2004   2003   Chg   2004   2003   Chg
    TOTAL
     REVENUES     12,831  12,348    4   7,377  7,210    2   5,454   5,138   6

    HUMAN PHARMA-
     CEUTICAL     11,288  10,926    3   6,619  6,494    2   4,669   4,432   5

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES      4,315   4,267    1   2,341  2,353   (1)  1,974   1,914   3
      LIPITOR      2,738   2,468   11   1,725  1,576    9   1,013     892  13
      NORVASC      1,036   1,104   (6)    471    489   (3)    565     615  (8)
      ACCUPRIL/
       ACCURETIC     157     179  (12)     91    111  (18)     66      68  (2)
      CARDURA        150     152   (1)      1      5  (72)    149     147   1
      CADUET           5       0   --       4      0   --       1       0  --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     2,090   1,993    5   1,490  1,445    3     600     548  10
      ZOLOFT         802     831   (3)    637    676   (6)    165     155   6
      NEURONTIN      764     698   10     632    567   11     132     131   1
      GEODON         125      96   31     104     82   26      21      14  56
      XANAX/
       XANAX XR      100      77   30      38     18  111      62      59   6
      ARICEPT*        77      67   14       0      0   --      77      67  14
      RELPAX          47      15  204      29      4  729      18      11  48

    -ARTHRITIS
     AND PAIN      1,274   1,078   18     899    735   22     375     343   9
      CELEBREX       797     701   14     583    496   17     214     205   4
      BEXTRA         324     236   37     284    220   29      40      16 149

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES      1,015   1,095   (7)    545    642  (15)    470     453   4
      ZITHROMAX      339     355   (4)    254    270   (6)     85      85   1
      DIFLUCAN       217     309  (30)     87    176  (51)    130     133  (2)
      ZYVOX          120      61   97      85     39  118      35      22  59
      VFEND           69      57   22      29     26    8      40      31  33

    -UROLOGY         647     701   (8)    388    448  (13)    259     253   2
      VIAGRA         403     476  (15)    217    282  (23)    186     194  (4)
      DETROL/
       DETROL LA     231     211    9     166    160    4      65      51  26

    -ONCOLOGY        304     262   16     140    116   21     164     146  12
      CAMPTOSAR      126     105   21     112     93   21      14      12  18
      ELLENCE         86      81    6      15     17  (15)     71      64  12

    -OPHTHALMOLOGY   304     271   12     105    103    2     199     168  18
      XALATAN/
      XALCOM         304     271   12     105    103    2     199     168  18

    -ENDOCRINE
     DISORDERS       226     216    5      69     68    3     157     148   6
      GENOTROPIN     176     187   (6)     46     56  (19)    130     131  (1)

    -ALL OTHER       919     934   (2)    530    529   --     389     405  (4)
      ZYRTEC         333     347   (4)    333    347   (4)      0       0  --

    -ALLIANCE
     REVENUE
      (Aricept,
       Spiriva,
       Rebif,
       and Mirapex)  194     109   78     112     55  103      82      54  53

    ANIMAL HEALTH    475     438    9     231    211    9     244     227   8

    CONSUMER
     HEALTHCARE      851     775   10     453    419    8     398     356  12

    OTHER**          217     209    4      74     86  (13)    143     123  16

    * - Represents direct sales under license agreement with Eisai Co., Ltd.

    ** - Includes Capsugel and PCS.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.

                                  PFIZER INC
                           SEGMENT/PRODUCT REVENUES
                               NINE MONTHS 2004
                                 (UNAUDITED)
                            (millions of dollars)

                                             YEAR-TO-DATE
                           WORLDWIDE              U.S.           INTERNATIONAL
                                   %                    %                  %
                    2004    2003  Chg  2004    2003    Chg  2004   2003   Chg
    TOTAL
     REVENUES     37,593  30,754   22 21,122  18,475    14  16,471 12,279  34

    HUMAN PHARMA-
     CEUTICAL     33,033  27,074   22 18,967  16,530    15  14,066 10,544  33

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES     12,532  11,364   10  6,501   6,246     4   6,031  5,118  18
      LIPITOR      7,598   6,583   15  4,612   4,142    11   2,986  2,441  22
      NORVASC      3,210   3,090    4  1,372   1,349     2   1,838  1,741   5
      ACCUPRIL/
       ACCURETIC     501     498    1    297     311    (5)    204    187   9
      CARDURA        459     427    7      5      13   (60)    454    414  10
      CADUET          35       0   --     34       0    --       1      0  --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     6,072   5,181   17  4,304   3,882    11   1,768  1,299  36
      ZOLOFT       2,402   2,220    8  1,889   1,776     6     513    444  16
      NEURONTIN    2,243   1,914   17  1,846   1,563    18     397    351  13
      GEODON         324     247   31    267     213    25      57     34  68
      XANAX/
       XANAX XR      272     141   93     85      59    45     187     82 126
      ARICEPT*       222     180   23      0       0    --     222    180  23
      RELPAX         114      56  102     66      28   135      48     28  70

    -ARTHRITIS
     AND PAIN      3,596   1,815   98  2,500   1,178   112   1,096    637  72
      CELEBREX**   2,294   1,073  114  1,645     736   124     649    337  93
      BEXTRA         869     421  106    771     399    93      98     22 355

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES      3,375   3,084    9  1,888   1,851     2   1,487  1,233  21
      ZITHROMAX    1,176   1,218   (3)   848     912    (7)    328    306   7
      DIFLUCAN       805     856   (6)   415     474   (12)    390    382   2
      ZYVOX          328     103  218    239      73   227      89     30 197
      VFEND          203     138   47     85      64    32     118     74  61

    -UROLOGY       1,865   1,700   10  1,078   1,049     3     787    651  21
      VIAGRA       1,208   1,370  (12)   638     802   (20)    570    568  --
      DETROL/
       DETROL LA     619     310  100    426     237    80     193     73 165

    -ONCOLOGY        852     461   85    392     255    54     460    206 123
      CAMPTOSAR      365     216   69    326     200    63      39     16 137
      ELLENCE        254     122  109     48      30    61     206     92 124

    -OPHTHALMOLOGY   874     381  129    296     148   100     578    233 147
      XALATAN/
      XALCOM         874     381  129    296     148   100     578    233 147

    -ENDOCRINE
     DISORDERS       668     323  106    215     118    81     453    205 121
      GENOTROPIN     535     276   94    151      95    59     384    181 112

    -ALL OTHER     2,723   2,139   27  1,535   1,386    11   1,188    753  58
      ZYRTEC         938     980   (4)   938     980    (4)      0      0  --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Mirapex,
       Spiriva,
       Rebif,
       Celebrex,
       and Bextra)   476     626  (24)   258     417   (38)    218    209   4

    ANIMAL HEALTH  1,387   1,090   27    647     527    23     740    563  31

    CONSUMER
     HEALTHCARE    2,524   2,070   22  1,290   1,207     7   1,234    863  43

    OTHER****        649     520   25    218     211     3     431    309  40

    On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

    *    - Represents direct sales under license agreement with Eisai
           Co., Ltd.

    **   - Includes direct sales under license agreement with Pharmacia in
           2003 prior to merger.

    *** - Includes alliance revenue for Bextra and Celebrex under copromotion agreements with Pharmacia in 2003 prior to merger.

    **** - Includes Capsugel and PCS.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.

                                  PFIZER INC
                           SUPPLEMENTAL INFORMATION

     SHARES OUTSTANDING AND EPS INFORMATION:
                                                       YTD04          YTD03
     Shares Outstanding (millions) - Basic EPS        7,553.7        7,088.5
     Basic EPS                                          $1.13           $.47
     Adjusted Basic EPS*                                $1.56          $1.20

     Shares Outstanding (millions) - Diluted EPS      7,641.8        7,160.7
     Diluted EPS                                        $1.12           $.46
     Adjusted Diluted EPS*                              $1.54          $1.19

                                                        3Q04           3Q03
     Shares Outstanding (millions) - Basic EPS        7,500.8        7,710.7
     Basic EPS                                           $.45           $.29
     Adjusted Basic EPS*                                 $.56           $.48

     Shares Outstanding (millions) - Diluted EPS      7,568.7        7,791.2
     Diluted EPS                                         $.44           $.29
     Adjusted Diluted EPS*                               $.55           $.48

    QUESTIONS:

    OVERALL PERFORMANCE

    Q1)  What are Pfizer's financial expectations for full-year 2004?

    A1) Pfizer continues to demonstrate resilience in the face of a challenging business environment. We expect to achieve adjusted diluted EPS* of $2.12-$2.14 and GAAP reported diluted EPS of $1.58- $1.60-subject to the variables cited in the Disclosure Notice found at the end of the press release. The differences between targeted GAAP reported diluted EPS and adjusted diluted EPS are attributable to projected incremental purchase-accounting-related intangible amortization of $.29 per share, merger-related costs of $.09 per share, in-process research and development expenses for Esperion and two animal-health business acquisition of $.13 per share, and certain significant items, which include a charge relating to the resolution, subject to court approval and approval by claimants, of certain asbestos-related litigation matters, of $.04 per share, offset by income from discontinued operations of $.01 per share. Our estimates for GAAP net income for 2004 exclude the income and expense related to pending, prospective, or unanticipated transactions and events.

         We continue to expect merger-related cost synergies in 2004 of about $3.5 billion, due to the rapid integration of Pharmacia. We plan to spend about $7.5 billion in R&D during 2004, reflective of higher cost synergies and increased productivity.

    Q2)  What are Pfizer's financial expectations for 2005?

    A2) While it is too early in our annual planning process to project Pfizer's 2005 financial performance, a number of directional factors are known or emerging. The Company expects a substantial impact from the loss of exclusivity of major products. Four products-Diflucan, Neurontin, Accupril, and Zithromax-with U.S. sales for the twelve months ending September 2004 totaling more than $5 billion face reduced revenue in 2005 due to past or possible future loss of exclusivity. Expense synergies associated with Pfizer's acquisition of Pharmacia will continue to contribute to growth, but to a lesser degree than in 2004. We currently estimate that merger-related synergies will increase from $1.3 billion in 2003 to about
         $3.5 billion in 2004 and about $4.0 billion in 2005. Another year-over-year impact pertains to foreign exchange. The weakening of the dollar relative to major currencies is projected, at current exchange rates, to favorably affect 2004 revenues by approximately
         $1.3 billion, or 3%. If current rates remain unchanged, foreign exchange will have no material impact on 2005 results. These factors are expected to impact revenue and income growth in 2005. Several factors will offset these pressures on revenues and income.
         The upcoming year is expected to bring continued growth of major in-line products. The Company will realize the initial benefits of several new products with substantial commercial potential. And the Company's operating expense flexibility and capacity to achieve additional cost efficiencies will further improve prospects for income growth. While Pfizer's revenue and income growth will likely be tempered in the near term due to patent expirations and other factors, the Company will continue to make the investments necessary to sustain strong longer-term growth, the prospects for which remain excellent. We expect to be able to provide more specific guidance on Pfizer's 2005 financial performance at our analyst meeting planned for the first quarter of next year.

    Q3) Which major Pfizer products face potential loss of U.S. exclusivity in 2006 and 2007?

    A3) Zoloft may face loss of U.S. exclusivity during 2006. Norvasc and Zyrtec may face loss of U.S. exclusivity during 2007.

    PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

    Q4)  How is Lipitor performing?

    A4) The most widely used treatment for lowering cholesterol, Lipitor is the best-selling pharmaceutical product of any kind in the world. Worldwide sales of Lipitor totaled $2.738 billion in the third quarter of 2004, reflecting growth of 11%, compared to the same period in 2003. Year-to-date sales totaled $7.598 billion, up 15%. In the U.S., Lipitor achieved 10% growth in new prescriptions in September while maintaining a 43% total-prescription share. We expect this strong growth to continue for the remainder of 2004. With its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range, its excellent safety profile, and its proven range of unparalleled cardiovascular benefits, Lipitor continues to gain wide physician and patient acceptance.

         Global competition in this category continues to grow. Crestor, Zetia, and Vytorin have now been introduced into markets around the world. Data from the U.S. show that at a similar point post-launch, Crestor, Zetia, and Vytorin are all underperforming Lipitor's launch. In the U.S., Vytorin achieved 2.0% new-prescription share as of the week ending October 8 (0.2% new-prescription share year-to-date through September). About 50% of Vytorin's use comes from physicians switching patients from prior medicines - primarily Zocor and Zetia - which confirms our belief that Vytorin should be used as a second-line therapy because it offers no significant clinical advantage over Lipitor in getting patients to LDL-cholesterol goals, no proven cardiovascular outcomes data, and no established long-term safety data.

         Lipitor's impressive performance can be attributed both to unprecedented clinical data that demonstrate early treatment benefits and to more aggressive treatment guidelines. A growing body of evidence demonstrates Lipitor's rapid benefit to patients by impacting disease progression and by reducing heart attacks and strokes. Lipitor's multiple starting doses enable physicians to reduce LDL cholesterol by up to 50% at an approved starting dose
         (40 mg) and by 60% at 80 mg. The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving more than 80,000 patients in more than 82 million patient years of therapy.

         Results from the Anglo-Scandinavian Cardiac Outcomes Trial -- Lipid-Lowering Arm (ASCOT-LLA) clearly highlight the clinical benefits of Lipitor. The ASCOT-LLA study showed that people with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. As a result of these favorable results, the study was stopped two years early. The ASCOT-LLA clinical-trial data have been integrated into the Lipitor label in markets around the world, and it figures prominently in a recent Lipitor re-launch in the U.S.

         Like ASCOT-LLA, a second major study, the Collaborative Atorvastatin Diabetes Study (CARDS) was also ended early because of efficacy. The independent steering committee stopped the trial because the magnitude of benefit for the primary endpoint exceeded the pre-specified stopping rule. The results of the CARDS trial presented at the American Diabetes Association meeting showed that treatment with Lipitor provided early and significant benefits in prevention of coronary heart disease (37% reduction) and stroke (48% reduction) in patients with diabetes and relatively low LDL-cholesterol levels (median: 118 mg/dL). The treatment effect was consistent in patients with levels of LDL cholesterol above and below the median level. Recently, the CARDS clinical study was published in Lancet.

         While the importance of lowering LDL-cholesterol levels is well established, evidence increasingly suggests that there may be differences in the beneficial effects of one agent compared to another, even when similar LDL-cholesterol reductions are achieved. Several clinical trials demonstrating Lipitor's superior efficacy on atherosclerosis progression and cardiovascular outcomes were reported at this year's American College of Cardiology (ACC) meeting held in March 2004, including REVERSAL and PROVE-IT.

         REVERSing Atherosclerosis with Aggressive Lipid Lowering (REVERSAL) is a major comparative trial that explores the benefits on atherosclerosis progression of aggressive lipid lowering with Lipitor 80 mg versus moderate lipid lowering using Pravachol 40 mg. Results from this trial were published in the Journal of the American Medical Association in March 2004. In REVERSAL, Lipitor halted the progression of atherosclerosis compared to Pravachol, which slowed the progression of disease. Even when the same LDL-cholesterol percentage reductions were achieved, Lipitor demonstrated a greater impact on atherosclerosis progression than Pravachol.

         The PROVE-IT trial, sponsored by Bristol-Myers Squibb and also reported at ACC, produced results that complement the REVERSAL trial. PROVE-IT used the same treatment regimen as in REVERSAL but evaluated its impact on cardiovascular morbidity and mortality in patients with acute coronary syndrome. The results of this study showed that patients treated with Lipitor 80 mg demonstrated early and significant protection against death and major cardiovascular endpoints versus less intensive treatment with Pravachol 40 mg. The reduction in clinical events with Lipitor was apparent as early as 30 days after the start of therapy and continued throughout the two-year duration of the study. The benefits were also consistent across the pre-specified subgroups, including patients with and without diabetes. These results were achieved in spite of the short study duration and the non-inferiority study design. As in REVERSAL, the safety profiles of Lipitor 80 mg and Pravachol 40 mg were comparable. The results of PROVE-IT were published in the New England Journal of Medicine.

         While such extensive clinical data proving Lipitor's benefits and superior efficacy signal the likelihood of increasing Lipitor prescriptions, new treatment guidelines promise additional reasons for growth in Lipitor's use. A new National Cholesterol Education Program (NCEP) White Paper, issued on July 13, recommends drug treatment as a therapeutic option for high-risk patients even with LDL cholesterol below 100 mg/dL at baseline. The White Paper sets an optional treatment goal of 70 mg/dL for these patients. Similarly, a therapeutic option is emphasized for moderately high-risk patients to be on drug treatment even if their LDL cholesterol is 100-129 mg/dL, with an optional LDL-cholesterol goal of 100 mg/dL. The NCEP report also highlights the need for physicians to use doses adequate to achieve at least 30-40% reduction of LDL-cholesterol levels in patients at high or moderately high risk, rather than using doses just high enough to barely attain NCEP LDL-cholesterol goals.

         Finally, the fact that only about one-third of people in major markets who need medical therapy for high cholesterol receive it, combined with the ever-increasing attention that the popular media give to the benefits of statin therapy, suggests that the market for Lipitor has immense growth potential. Despite challenges of multiple new competitors, including generics, we are more confident than ever that Lipitor will remain the cholesterol treatment that patients and physicians choose and trust most. No competing medicine has been shown to benefit patients as much.

    Q5)  How is Norvasc performing?

    A5) Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy and the fourth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Norvasc sales declined 6% in the third quarter of 2004 to $1.036 billion, compared to the same period in 2003. This decline resulted from patent expirations throughout the E.U., except for Italy, France, Sweden, and Switzerland. Norvasc maintains exclusivity in many other major markets globally, including the U.S., Japan, Canada, and Australia. Year-to-date sales totaled $3.210 billion, up 4%. The product has been studied in more than 400,000 patients and has been used in more than 30 billion patient days of therapy worldwide. Recently approved labeling for Norvasc includes the results of studies conducted with pediatric patients.

         Recent clinical trials have demonstrated the effects of Norvasc on cardiovascular endpoints. In June 2004, the results of the Novartis-sponsored Valsartan Antihypertensive Long-term Use Evaluation (VALUE) showed that patients taking Norvasc achieved superior blood-pressure control, with significantly fewer heart attacks, compared to patients taking the angiotensin receptor blocker valsartan (Diovan). The six-year, 15,245-patient trial was conducted in 31 countries to test the hypothesis that valsartan would reduce cardiac events and mortality better than Norvasc at the same blood-pressure levels. This hypothesis was not supported by the results, published in Lancet, which showed no significant difference in cardiac mortality/morbidity overall. VALUE showed that "blood pressure was reduced by both treatments, but the effects of the amlodipine-based regimen were more pronounced, especially in the early period (blood pressure
         4.0/2.1 mm Hg lower in amlodipine than valsartan group after 1 month)." The study investigators concluded that the findings "emphasize the importance of prompt blood-pressure control in hypertensive patients at high cardiovascular risk."

         In December 2002, the National Heart, Lung and Blood Institute (NHLBI) published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. ALLHAT involved more than 42,400 high-risk hypertensive patients nationwide. Its results support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients, and it added to the data proving the importance of lowering elevated blood pressure.
         Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over age 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer. With 63% of subjects requiring multiple medications to reach their targeted blood-pressure goal, ALLHAT showed the importance of doctors' having a range of medications available. A supplemental NDA was submitted in August to incorporate the cardiac-risk-reduction results seen in the ALLHAT trial into the Norvasc label. The ALLHAT label change will allow Pfizer to expand the Norvasc label indications to include the reduction of cardiovascular risk, including risk of coronary heart disease, myocardial infarction, cardiovascular procedures, and stroke. Pending approval, this important submission will enhance the value of Norvasc in the hypertension market. The Norvasc ALLHAT submission was completed in Europe in June 2004.

         Results from the Pfizer-sponsored CAMELOT/NORMALISE trials, examining effects of three treatment regimens on cardiovascular outcomes and atheroma volume in coronary artery disease patients, are scheduled to be presented at the American Heart Association meeting in November 2004.

         Norvasc has a significant opportunity for further growth. Hypertension affects about 50 million Americans and one billion people worldwide. In 2003, new guidelines from both the NHLBI in the U.S. and the European Society of Hypertension-European Society of Cardiology called for early, aggressive blood-pressure management. These guidelines also make clear that the majority of patients may require two or more medications to reach their blood-pressure targets. NHLBI guidelines include the Healthy People 2010 goal-to have 50% of hypertensive Americans reach the blood-pressure goal of 140/90 mm Hg or less. Currently 69% of American adults diagnosed with hypertension are not at their blood-pressure goal.

    Q6)  How is Caduet (Lipitor/Norvasc dual therapy) performing?

    A6) Caduet achieved sales of $5 million in the third quarter of 2004 and $35 million year-to-date. The modest sales performance in the quarter resulted from the initial stocking of the product at wholesalers in the first two quarters and from slowly evolving clinical practice patterns toward diagnosis and treatment of high blood pressure and high cholesterol simultaneously. Given the benefits of Caduet, we expect to see changes in clinical usage rates as the value of this medicine is fully realized by physicians.

         The FDA approved Caduet, the single-pill dual therapy of Lipitor (atorvastatin) and Norvasc (amlodipine), on January 30, 2004, and Pfizer launched Caduet in the U.S. in May. The first E.U. filing was submitted in France, the reference member state for Caduet, in the fourth quarter of 2003. We will be pursuing additional E.U. approvals for Caduet through the mutual recognition process. The strengths of Caduet that are available in the U.S. include
         5 mg Norvasc/10 mg Lipitor, 5 mg Norvasc/20 mg Lipitor,
         5 mg Norvasc/40 mg Lipitor, 5 mg Norvasc/80 mg Lipitor,
         10 mg Norvasc/10 mg Lipitor, 10 mg Norvasc/20 mg Lipitor,
         10 mg Norvasc/40 mg Lipitor, and 10 mg Norvasc/80 mg Lipitor. The FDA has approved labeling for 2.5 mg Norvasc/10 mg Lipitor,
         2.5 mg Norvasc/20 mg Lipitor, and 2.5 mg Norvasc/40 mg Lipitor.

         The product was initially indicated in the U.S. for use in patients for whom treatment with both amlodipine and atorvastatin is appropriate. Recently presented clinical studies demonstrate the benefits of Caduet in achieving hypertension and dyslipidemia goals. The Gemini study, presented at the American College of Cardiology meeting in March 2004, demonstrated that the atorvastatin /amlodipine single pill helped the majority of patients achieve both their blood-pressure and LDL-cholesterol therapeutic goals, while being well tolerated. Results from the AVALON trial, presented at the International Society of Hypertension meeting in February 2004, also support the safety and efficacy of atorvastatin and amlodipine when administered in combination. By current estimates, each year
         9 million deaths around the world, equaling more than 75 million lost years of healthy life, may be attributed to suboptimal blood-pressure or cholesterol levels. Treatment guidelines advocate early and aggressive management of multiple risk factors for patients at increased cardiovascular risk. Caduet provides an opportunity to treat simultaneously two of the most common risk factors of cardiovascular disease with the world's leading branded blood-pressure medication-Norvasc-and lipid-lowering medication-Lipitor-in one pill. Approximately 80% of patients being prescribed Caduet had not previously been taking Norvasc and Lipitor together.

         In September, the FDA approved labeling changes to broaden the indications of Caduet to include "prevention of cardiovascular disease." Treating two of the most common cardiovascular risk factors simultaneously offers significant benefits, as the findings from the lipid-lowering arm of the Anglo-Scandinavian Cardiac Out comes Trial (ASCOT-LLA) make clear. The ASCOT-LLA study showed that patients with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. The ASCOT-LLA results bring a critical new insight into the management of hypertensive patients - that hypertensive patients benefit from Lipitor in addition to blood-pressure-lowering therapy.

    Q7)  How is Inspra performing?

    A7) Inspra achieved sales of $4 million in the third quarter and $5 million year-to-date. Inspra was launched in the U.S. in January 2004 and in the U.K. and Germany in September 2004, its first launches in Europe. Additional launches are expected throughout 2004 and 2005.

         Inspra represents a significant clinical advance in treatment of patients with left ventricular systolic dysfunction (LVSD) (ejection fraction less than or equal to 40%) and clinical evidence of congestive heart failure (CHF) after an acute myocardial infarction
         (AMI). This is due to the significant survival benefit seen with Inspra in the EPHESUS study. This indication represents a small segment of the post-AMI market and represents about 280,000 new cases each year. The introduction of Inspra has generated a high level of interest among cardiologists, who consistently report that Inspra provides significant clinical value for their post-AMI CHF patient. Inspra was selected by the American Heart Association as one of the top 10 medical achievements of 2003. While Inspra prescriptions and its acceptance in clinical protocols are increasing, the rate of increase is slower than expected. This is mainly because clinicians have been slow to adopt aldosterone blockade as a new standard of care, the EPHESUS data were not included in guidelines until recently, and comparisons to spironolactone complicate clinicians' evaluations. As ongoing detailing and education efforts raise awareness of the EPHESUS study and the significant benefits of Inspra therapy it demonstrates, we expect Inspra prescriptions to increase significantly. Furthermore, recently published ACC/AHA STEMI guidelines endorsed aldosterone blockade as a critical component of care for post-AMI patients.

         On October 19, results of a new EPHESUS substudy were presented at the European Society of Cardiology's Working Group on Acute Cardiac Care meeting in Rome. Inspra reduced all-cause mortality by 31% within 30 days of initiation in patients with post-AMI LVSD complicated by CHF. These data, along with data from the 16-month follow-up, demonstrate the early and sustained effects of Inspra and suggest the need for early initiation and maintenance of Inspra treatment in patients with post-AMI CHF.

    Q8)  How is Zoloft performing?

    A8)  Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
         (SSRI), increased 8% on a year-to-date basis in 2004 to $2.402 billion, despite the decline of 3% to $802 million in the third quarter of 2004. This third-quarter decline can be attributed to an overall market decline due to a sensitivity generated by media coverage of the use of antidepressants in children and adolescents.

         Zoloft remains the number-one prescribed antidepressant in the U.S., a consistent achievement since 2000. Since its U.S. launch in 1992, approximately 250 million Zoloft prescriptions have been written for a variety of psychiatric disorders, accounting for more than 13 billion patient days of therapy. There is strong and relevant clinical data supporting Zoloft's safe and effective use. Zoloft is approved for six mood and anxiety disorders, including major depression, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD), pre-menstrual dysphoric disorder (PMDD), and social anxiety disorder
         (SAD). For all these indications except PMDD, Zoloft is approved for both acute and long-term use.

         Health authorities in the U.S. and U.K. have recently examined the safety of SSRIs in treating depressed children and adolescents, particularly the risk of self-harm. In December 2003, the U.K. Medicines and Healthcare Products Regulatory Authority (MHRA) mandated that all SSRIs and serotonin/norepinephrine receptor inhibitors (SNRIs) be contraindicated in children and adolescents with major depression. Prozac, which they believe shows a positive risk/benefit profile, was exempted. An advisory panel reaffirmed that Zoloft is safe and effective in children and adolescents with OCD. Pfizer is working with the MHRA to review the existing data and ensure appropriate product labeling.

         On September 15, 2004, an FDA advisory panel recommended that all antidepressant labels include a black-box warning that the drugs may increase the risk of suicidal behavior in children and adolescents. The FDA announced on September 16 that it supported this recommendation. On October 15, the FDA directed the makers of all antidepressants to include a black-box warning regarding the use of the agents in the pediatric population.

         It is of great concern to us at Pfizer that depression is responsible for more than 500,000 suicide attempts by children and adolescents annually. Today, suicide is the third leading cause of death among adolescents, making it one of the most urgent public-health issues facing the U.S. This concern has been echoed in releases from medical associations (American Psychiatric Association) and patient organization (National Alliance for the Mentally Ill). Additional concern has been raised by these organizations that people of all ages may stop taking their medication or not seek treatment for these devastating disorders.

         In nine completed studies of children receiving Zoloft or placebo for the treatment of major depressive disorder or OCD, no statistically significant difference was seen with respect to suicide attempt, ideation, or the combination of both. There were no suicides in these trials. This Zoloft data was included in the FDA's analysis.

    Q9)  How is Neurontin performing?

    A9) Sales of Neurontin increased 10% to $764 million in the third quarter of 2004, compared to the same period in 2003. Year-to-date sales totaled $2.243 billion, up 17%. Available in more than 100 countries, Neurontin has been prescribed to more than 12 million patients since its approval in 1994. It is approved for adjunctive therapy in epilepsy in more than 100 countries and for treatment of a range of neuropathic-pain conditions in more than 60 countries.

         On August 20, Ivax Corporation launched gabapentin 100, 300, and
         400 mg tablets at risk in the U.S. Ivax's gabapentin tablets are not AB-rated to any Neurontin product and, consequently, are not directly substitutable at pharmacy in most states. Patent litigation with Pfizer is ongoing in U.S. District Court for the District of New Jersey, and no trial date has been set.

         On October 15, Alpharma and Teva launched AB-rated gabapentin 100, 300, and 400 mg capsules at risk. Pfizer's generic division, Greenstone, followed suit by launching its own generic version of gabapentin 100, 300, and 400 mg capsules. If the court ultimately determines that these companies have infringed Pfizer's Neurontin patents, Pfizer will seek all available remedies and damages, including damages based on Pfizer's lost profits.

    Q10) How is Xanax/Xanax XR performing?

    A10) Sales of Xanax/Xanax XR, the #1 selling benzodiazepine franchise in the world, were $100 million in the third quarter of 2004. The Xanax brand is marketed in 57 countries and is available in a variety of strengths -- its original tablet form, extended-release or sustained-release (XR or SR) tablets, and drops. Xanax XR is the first once-a-day benzodiazepine in the world. It was approved by the FDA in January 2003 and launched in the U.S. in June 2003. Xanax XR has been launched in Mexico, Spain, and other markets, and registration and launches continue in key markets.

    Q11) How is Aricept performing?

    A11) Aricept, approved for the treatment of symptoms of mild to moderate Alzheimer's disease (AD), continues to lead the AD market with a 62% worldwide market share, $1.6 billion of audited sales (twelve months ending June 2004), and more than one billion cumulative patient days of therapy prescribed. In the U.S., both new and total Aricept prescriptions continue to grow despite the recent launch of a new competitor. Aricept currently holds 50.4% of U.S. new prescriptions in Alzheimer's disease and has achieved 25% new-prescription growth year-to-date. Aricept's strong market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability and a keen customer focus. About 10% of people over 65 suffer from AD, including 4.5 million Americans.

    Q12) How is Geodon performing?

    A12) Sales of Geodon totaled $125 million in the third quarter of 2004, up 31% compared to the same period in 2003. Year-to-date sales totaled $324 million, up 31%. Available in both an oral capsule and a rapid-acting intramuscular dosage form, Geodon is approved for schizophrenia in 69 countries. In the treatment of schizophrenia, clinical trials have demonstrated Geodon to be as effective as risperidone (Risperdal) and olanzapine (Zyprexa) in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than risperidone and significantly less weight gain and adverse changes in other metabolic indices (lipid levels, glucose control) than olanzapine. A study published in the May 2003 issue of the Journal of Clinical Psychiatry showed that Geodon significantly improved the positive and negative symptoms of patients
         when switched from olanzapine, risperidone, and haloperidol.    In a
         recent head-to-head study versus Zyprexa published earlier in October in the American Journal of Psychiatry, Geodon demonstrated efficacy equivalent to Zyprexa in treating schizophrenia, while being associated with a lower incidence of weight gain and more favorable effects on lipid profile and other metabolic parameters. Approximately 1% of the population suffers from schizophrenia.

         Geodon is approved for bipolar disorder in six countries, including the U.S., where it was approved in August 2004. Pfizer will file Geodon for bipolar disorder in the E.U. during the fourth quarter of 2004. As much as 3.5% of the population suffers from bipolar disorders, which, like schizophrenia, is considered a life-long illness. In clinical trials for the treatment of bipolar mania, Geodon has been shown to control manic symptoms rapidly without inducing depression. A recent study published in the American Journal of Psychiatry showed that Geodon rapidly controls acute mania in as little as two days, with sustained control throughout the study. Geodon was found to be safe and well tolerated, with a low incidence of movement disorders.

         On July 23, 2004, Pfizer submitted the agreed revised warning statement based on a request from the FDA, dated March 16, 2004, regarding a diabetes class warning relationship with atypical antipsychotic use. Evidence from clinical trials has consistently demonstrated that Geodon did not adversely affect patients' fasting insulin levels, the insulin resistance index, total cholesterol and triglycerides, and blood-sugar levels. In addition, several published studies indicate that the degree of risks for metabolic complications, including diabetes, can vary considerably among atypical antipsychotics. Pfizer's goal in accepting this labeling is to ensure that physicians and patients are best served by the inclusion of appropriate and correct prescribing information for Geodon. Pfizer has filed a supplemental NDA that contains Geodon's metabolic data, with FDA action expected by mid-November 2004.

         In a study presented at the 2004 American Psychiatric Association, Geodon reversed some of the negative effects that both olanzapine and risperidone exert on body weight and metabolic parameters.

    Q13) How is Relpax performing?

    A13) Relpax, an oral 5HT 1b/1d agonist for the acute treatment of migraine, had sales of $47 million in the third quarter of 2004, a 204% increase over the comparable period in 2003. Year-to-date sales totaled $114 million, up 102%. The product has been launched in more than 25 countries, including the U.S., Japan, Italy, France, Germany, and Spain. Since its March 2003 launch in the U.S., the largest migraine market, as the seventh triptan in a competitive category, Relpax has already surpassed four of its competitors, including Zomig most recently, and has achieved a 12% share of new prescriptions in September and strong formulary access. Relpax was launched in Japan, the second-largest market, in June 2002 and now has 30% of the triptan market and is the #1 choice of general practitioners. In France, the third largest market, Relpax has a market share of 19% of total migraine prescriptions. The product was approved in August in Canada, the fifth largest triptan market.

         The proven efficacy of Relpax in early treatment and its effects in patients dissatisfied with other migraine treatments suggest that the potential for growth of Relpax prescriptions is strong. Recent studies presented at international congresses have demonstrated the excellent efficacy and tolerability of Relpax 40 mg. One study showed that more than two-thirds of patients who took Relpax at the start of a headache, when headache pain is mild, were pain-free two hours later. In another study, nearly two-thirds of patients dissatisfied with Maxalt showed a positive response two hours after taking Relpax.

    Q14) How is Celebrex performing?

    A14) Sales of the COX-2-specific inhibitor Celebrex, the world's most-prescribed arthritis and pain-relief brand, grew 14% to $797 million in the third quarter of 2004. Since its launch in 1999, more than 27 million patients in the U.S. alone have been prescribed Celebrex. It provides proven lasting strength for the pain and inflammation of osteoarthritis (OA), rheumatoid arthritis (RA), acute pain, and primary dysmenorrhea, with a low risk of gastrointestinal bleeding compared to non-steroidal anti-inflammatory drugs (NSAIDs) and established cardiovascular safety.

         Following the global withdrawal of Merck's Vioxx from the market on September 30, Pfizer has been communicating with business partners, including wholesalers, pharmacy chains, pharmacy benefit managers, and other managed-care organizations to assure them of the availability of Celebrex to meet potential patient need. Pfizer has reaffirmed its confidence in the well-documented cardiovascular safety of Celebrex and has released information citing that there is no evidence of a cardiovascular safety signal for Celebrex in long-term clinical trials of more than 6,000 patients. Two studies are ongoing that are designed to determine whether Celebrex reduces the recurrence of pre-cancerous polyps in patients who have previously had polyps removed. The two studies, which are following patients over a five-year period, have enrolled roughly 4,000 patients, some of whom have participated for more than four years. A third placebo-controlled study examining the potential of Celebrex to prevent or slow the progression of Alzheimer's disease has enrolled about 2,400 patients to date over the past three years. All three studies are monitored by independent safety committees, who meet regularly to assess adverse events. To date, no significant safety concerns have been raised by these committees regarding an increased risk to patients. Other key study data include:

           * A long-term prospective outcomes study showing that Celebrex-at two to four times the approved doses for arthritis and pain-was not associated with an increased risk for serious cardiovascular events compared to non-specific NSAIDs.

           * A retrospective study of more than 54,000 elderly patients, published in Circulation, showing that Celebrex was not associated with an increased risk for heart attack compared to other medications studied.

           * A recent FDA-sponsored study of 1.4 million patients demonstrating no increased risk of cardiovascular events in those patients who received Celebrex.

         Celebrex was filed for regulatory approval in Japan, which is the world's second-largest pharmaceutical market. Currently, there are no COX-2-specific inhibitors approved in Japan. Pfizer has submitted a supplemental filing in the U.S. for use of Celebrex in ankylosing spondylitis, a chronic inflammatory condition of the spine.

         Earlier this week, Pfizer announced that it is sponsoring a major clinical study to further evaluate the potential cardiovascular benefits of Celebrex in OA patients at high cardiovascular risk. Starting early in 2005 and lasting at least two years, the randomized, placebo-controlled study, conducted at major universities and hospitals around the world, will enroll more than 4,000 patients who have had a recent heart attack and who also have a history of OA. It will include rigorous monitoring of cardiovascular safety by an independent data safety monitoring committee. Small mechanistic studies suggest that Celebrex's anti-inflammatory properties as well as additional unique Celebrex-specific characteristics may improve vascular function in patients with established coronary artery diseases.

    Q15) How is Bextra performing?

    A15) Sales of Bextra grew 37% to $324 million in the third quarter of 2004. Since launch in April 2002, U.S. physicians have dispensed approximately 15.5 million total Bextra prescriptions to more than 7 million patients. Bextra received marketing approval in the E.U. in May 2003.

         The clinical efficacy of Bextra has been well established by studies in more than 11,000 patients and its use by more than 10 million patients worldwide. It is indicated for osteoarthritis (OA), rheumatoid arthritis (RA), and primary dysmenorrheal. Its efficacy is also shown in OA and RA flares, which makes Bextra a valuable therapeutic option for tough-to-treat arthritis patients.

         Since 2002, the Bextra product label has included information regarding the risk of a very rare, but serious skin reaction. This risk exists with many other medications. Based on additional spontaneous event reporting data, this risk exists with Bextra primarily within the first two weeks of therapy and, while very rare, at a reported rate greater than other COX-2-specific products, such as Celebrex. Pfizer has been actively working with the FDA to strengthen this warning. On October 15, Pfizer issued a voluntary letter to healthcare professionals in the U.S. with the information that is currently under discussion with the FDA. Revised labeling for the product will be issued upon completion of discussions with the FDA and other regulatory agencies.

         A recent analysis published in the American Journal of Therapeutics supports the cardiovascular safety of Bextra based on an analysis of a comprehensive clinical-trial database of nearly 8,000 patients treated with Bextra for durations ranging from six to 52 weeks. Available clinical information for Bextra suggests there is no increased risk of cardiovascular thromboembolic events in people treated for OA and RA. Pfizer will be conducting further studies to confirm the long-term cardiovascular safety profile of Bextra in patients who require chronic treatment for arthritis with a COX-2-specific inhibitor.

         In studies in general surgery, Bextra in combination with the investigational drug parecoxib (an intravenous formulation) showed no increased risk of cardiovascular thromboembolic events. However, in two trials in high-risk surgery known as coronary artery bypass graft, an increase in cardiovascular events was observed in patients receiving Bextra alone or in combination with parecoxib. The first study was published last year, and the second study was recently completed. Pfizer has shared all these data with the FDA and other regulatory agencies around the world. Bextra is not approved for use in surgical settings in the U.S.

    Q16) How is Zithromax performing?

    A16) Sales of Zithromax, the world's largest-selling antibiotic, decreased 4% to $339 million in the third quarter of 2004, compared to the same period in 2003. Year-to-date sales totaled $1.176 billion, down 3%, due to the effects of a short, mild flu season in 2003-2004 and a 6.7% reduction in global new-prescription demand for antibiotics. Nonetheless, Zithromax increased its U.S. market share in treatment of respiratory tract infections (RTIs) from 19.3% in 2003 to 21.2% in 2004 in the face of a 9.7% decrease in new RTI prescriptions through August 2004.

         The number-one branded antibiotic in the U.S., Zithromax continues to earn recognition as a cost-effective product with substantial competitive advantages. With the appropriate spectrum for mild/moderate RTI, a proven track record of clinical efficacy, unsurpassed safety, and a short therapeutic course that contributes to patient compliance, Zithromax is first-line therapy for a number of key indications, including acute exacerbations of chronic bronchitis, community-acquired pneumonia, sinusitis, and otitis media.

         Zithromax is also being studied as a possible treatment of drug-resistant malaria. Phase 2 clinical tests showed that Zithromax and chloroquine combined are about three times as effective against malaria as either drug alone. Phase 3 studies are underway. Malaria afflicts about 300 million people worldwide, mainly in developing countries, and leads to more than one million deaths annually.

         Pfizer continues to work with the International Trachoma Initiative
         (ITI) to eliminate trachoma, the leading cause of preventable blindness. This partnership has resulted in an additional commitment of 135 million Zithromax treatments for trachoma over the next five years.

    Q17) How is Diflucan performing?

    A17) Sales of Diflucan (fluconazole) decreased 30% to $217 million in the third quarter of 2004, compared to the same period in 2003. Year-to-date sales totaled $805 million, down 6%. These sales declines are mainly due to loss of exclusivity in the U.S. in July 2004 and in much of Europe in March 2003. In Japan, where Diflucan lost exclusivity in June 2002, Diflucan sales losses have largely been offset by the successful introduction of Prodif, a fluconazole prodrug product with an extended patent life. The product treats fungal infections often present in critically ill, hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. It is also effective as a single-dose oral treatment for vaginal candidiasis.

    Q18) How is Zyvox performing?

    A18) Sales of Zyvox grew 97% to $120 million in the third quarter of 2004. Physicians worldwide are gaining greater experience with Zyvox in treating serious Gram-positive infections. The product has a novel mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. This uniqueness means there is no cross-resistance with other antibiotics. Zyvox has proven efficacy in infections of hospital patients caused by methicillin-resistant Staphylococcus aureus (MRSA), especially hospital-acquired pneumonia and serious infections involving skin and soft tissue.

         The clinical value of Zyvox is heightened by the increasing incidence of infections caused by MRSA and multi-drug-resistant enterococci, and the associated morbidity and mortality. The Centers for Disease Control and Prevention estimate that nosocomial (hospital-derived) infections cost nearly $5 billion a year and contribute to more than 88,000 deaths annually. Use of antistaphylococcal treatment in general has grown rapidly. Days of antistaphylococcal therapy increased 14% worldwide in the first half of 2004, compared to the first half of 2003. By comparison, the annual number of Zyvox therapy days increased more than 50% from 2003.

         Zyvox is now marketed in 61 countries and is available in intravenous, tablet, and oral-suspension formulations. This convenient dosing allows some hospital patients to be discharged earlier, since they can take the oral form of Zyvox at home. Studies have confirmed this, showing that in patients with MRSA infections, treatment with Zyvox allows some patients to leave the hospital sooner and to complete therapy at home on the oral formulation.

         Emerging data showing advantages of Zyvox versus the glycopeptides vancomycin and teicoplanin continue to be presented at scientific conferences and published in peer-reviewed medical journals. In October 2003, important new data were presented at the Infectious Diseases Society of America meeting. In one study, Zyvox was shown to be more effective than vancomycin in treating patients with complicated skin and soft-tissue infections caused by MRSA. The study also showed shorter intravenous therapy and reduced hospital stays among patients treated with Zyvox.

         Pfizer is pursuing the potential for Zyvox to address limited therapeutic options and unmet needs. In July 2003, the FDA approved Zyvox for the treatment of diabetic foot infections, without concomitant osteomyelitis, caused by Gram-positive bacteria, including resistant strains such as MRSA. In January 2004, the results of a study comparing Zyvox to teicoplanin were published in the Journal of Antimicrobial Chemotherapy. (Teicoplanin is a glycopeptide product available outside the U.S.) This randomized, controlled, open-label, multi-center study showed that Zyvox is clinically superior to teicoplanin in the treatment of Gram-positive infections.

         In June 2004, the FDA expanded the labeled pathogen coverage for Zyvox to include multi-drug-resistant Streptococcus pneumoniae (MDRSP) in the treatment of nosocomial pneumonia and community-acquired pneumonia. Antibiotic failure due to resistance to S. pneumoniae is a growing problem, which results in prolonged suffering for patients, time lost from work, increased healthcare costs, and serious illnesses that can lead to increased mortality. As emerging resistance to conventional therapies increases, with this new approval as a treatment for MDRSP, Zyvox becomes an important treatment option for patients with pneumonia.

         In 2002, the Zyvox label was amended globally to include spontaneous reports of neuropathy (peripheral and optic) that occurred primarily in patients treated for more than the recommended maximum of 28 days. In September 2004, Pfizer voluntarily added text to the Zyvox U.S. prescribing information concerning optic neuropathy progressing to loss of vision in a few patients who were treated with Zyvox for extended periods far in excess of the recommended maximum.

    Q19) How is Vfend performing?

    A19) Sales of the antifungal Vfend increased 22% to $69 million in the third quarter of 2004, compared to the same period in 2003. Year-to-date sales totaled $203 million, up 47%. The product has been launched in 48 countries, including the U.S. and most major overseas markets. Vfend is already the leading hospital antifungal product in France and the second-leading hospital antifungal in Germany.

         Approved indications include primary treatment of acute invasive aspergillosis, salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp., and treatment of esophageal candidiasis. In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including C. krusei). In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis (a deadly fungal infection occurring in immuno-compromised patients), 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin B. In addition, Vfend offered patients a 22% relative survival benefit versus amphotericin B. The risk of serious fungal infections in hospitalized patients grows as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer and treatment for AIDS. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment. Vfend is a vital tool for physicians fighting these infections.

         The product was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. Vfend Powder for Oral Suspension, a dosage form suitable for patients unable to swallow the tablet, was approved in the U.S. in December 2003 and in the E.U. in February 2004. Most competing medicines can only be administered intravenously. In both tablet form and liquid suspension, Vfend shows excellent bioavailability. As a result, some patients may be discharged from the hospital sooner, with orally administered therapy continuing at home.

         In the first quarter of 2004, Pfizer filed regulatory submissions in the U.S. and E.U. for use of Vfend in treatment of candidemia. Clinical results presented at the European Congress of Clinical Microbiology and Infectious Diseases in May 2004 demonstrate that Vfend is equivalent in efficacy to a regimen of amphotericin B followed by fluconazole in non-neutropenic patients in this indication.

    Q20) How is Viagra performing?

    A20) Sales of Viagra (sildenafil), a type-5 phosphodiesterase (PDE5) inhibitor for erectile dysfunction (ED), decreased 15% to $403 million in the third quarter of 2004, compared to the same period in 2003, and year-to-date sales totaled $1.208 billion, down 12%, reflecting the launch of two competitive products. Consumer curiosity understandably drove initial experimentation among other PDE5 inhibitors. Nonetheless, Viagra remains the leading treatment for ED and one of the world's most recognized pharmaceutical brands. A year and a half after the introduction of two competitors, the market has stabilized. Viagra maintains a strong leadership position with a 70% worldwide market share of PDE5 inhibitors, while Cialis's share has leveled off since April at about 19%, and Levitra's overall
         performance has been flat since January at about 10%.   In the U.S.,
         which constitutes 53% of the worldwide ED market, no significant changes in share of new prescriptions have taken place for the three PDE5 inhibitors since March.

         More than 130 clinical trials worldwide and more than six years of real-world experience have shown that Viagra provides hard, long-lasting erections that instill confidence in men, while maximizing both patient and partner satisfaction. Studies have shown that Viagra improves erections in up to 82% of men with ED. A recent study, soon to be published, demonstrates that when sexually stimulated, men taking Viagra reported a hard erection lasting on average for 33 minutes; study subjects on placebo maintained erections, on average, for seven minutes. Men taking Viagra also report a 77% improvement in their confidence of getting and maintaining an erection; only 18% of men taking placebo enjoy a boost in confidence. After four years of treatment, 96% of Viagra users and 92% of their partners report being highly satisfied with the product, and 95% of patients' partners express a desire to continue
         with Viagra treatment.   No other ED therapy has been proven to work
         better or faster than Viagra. Pfizer is confident that Viagra is uniquely positioned to retain its dominant position.

         Pfizer has also launched a new global positioning for Viagra, with a fresh U.S. advertising campaign called "He's Back" that communicates the promise of return to normal sexual function. Pfizer's professional campaign is being expanded to reflect the comprehensive efficacy profile of Viagra and to further enhance its leadership position.

         The intellectual-property challenges faced by Viagra are illustrated by the growing problem of counterfeit product. Globally, 300,000 internet sites sell fake versions of the product. Pfizer is working to educate consumers about illegitimate pharmacies and counterfeit drugs, and we are actively involved with government organizations to seize illegal products. China's State Intellectual Property Office confirmed on July 9 that it had revoked Pfizer's use patent for Viagra because it did not meet the requirement of China's patent law. We have filed an appeal against the Chinese regulators and are optimistic of a positive outcome.

         Sildenafil continues to be studied in pulmonary arterial hypertension
         (PAH). About 200 published articles demonstrate the benefit of sildenafil in PAH. The results from the pivotal sildenafil pulmonary hypertension study (1140) will be presented during the late-breaker session at the American College of Chest Physicians meeting later in October.

    Q21) How is Detrol/Detrol LA performing?

    A21) Sales of Detrol/Detrol LA, effective and well-tolerated treatments for overactive bladder (OAB), grew 9% to $231 million in the third quarter of 2004. Detrol is the leading brand of OAB treatments, prescribed to over six million patients. Detrol LA is an extended-release formulation taken once a day. More than 33 million American adults suffer from OAB, a disorder characterized by urinary urge incontinence, urgency, and frequency. At least 16% of the U.S. population over age 40 suffers the chronic and troublesome symptoms of OAB. While several new competitors have entered the global market, the proven efficacy and well-established profiles of Detrol/Detrol LA make us confident that these products will remain the leading choice of physicians and patients. Detrol has been granted pediatric exclusivity by the FDA, extending the expiration of the composition-of-matter patent from March 2012 to September 2012.

    Q22) How is Camptosar performing?

    A22) Sales of Camptosar (irinotecan) grew 21% to $126 million in the third quarter of 2004. A cytotoxic agent when used in combination with 5-fluorouracil (5FU) and leucovorin (LV), Camptosar has improved survival for patients with advanced colorectal cancer over treatment with 5FU/LV alone. Camptosar and 5FU/LV can be combined with the newly introduced targeted agents Avastin and Erbitux to improve survival of advanced colorectal-cancer patients. The overall survival rate for patients with metastatic colorectal cancer has almost doubled since the introduction of Camptosar in 1999. Adding the new targeted agents (Avastin and Erbitux) to a Camptosar-based regimen provides the best survival advantage for advanced colorectal-cancer patients.

         On September 30, Pfizer completed the acquisition of Campto, the irinotecan product previously sold by Aventis in Europe and Asia. The addition of Campto nearly doubles our global business in colorectal cancer. The power of a truly global Camptosar/Campto brand enables Pfizer to bring new indications, such as adjuvant colorectal cancer and gastric cancer, to patients more quickly. Patients should also benefit from the potential synergy between Camptosar/Campto and Pfizer pipeline products.

    Q23) How is Aromasin performing?

    A23) Sales of Aromasin grew 78% to $39 million in the third quarter of 2004. A hormonal agent that inactivates the aromatase enzyme, Aromasin is used to treat estrogen-receptor-positive breast cancer. New prescriptions are up 110% in the U.S. since the beginning of 2004, driven by the publication earlier this year of positive study results in the adjuvant breast-cancer patient. These study results will be used to enhance Aromasin's label. Adjuvant breast-cancer treatment guidelines in Germany now include Aromasin.

    Q24) How is Ellence/Farmorubicin performing?

    A24) Sales of Ellence/Farmorubicin (epirubicin) grew 6% to $86 million in the third quarter of 2004. The most widely used anthracycline in the treatment of breast cancer, Ellence/Farmorubicin is a cornerstone in the adjuvant treatment of breast cancer. It is approved in the adjuvant and metastatic breast-cancer setting in more than 80 countries outside the U.S, where it is also broadly indicated in lymphomas, sarcomas, and ovarian, bladder, lung, and gastric tumor types. In Europe, Ellence/Farmorubicin is the anthracycline of choice in adjuvant therapy.

         New data presented at the recent American Society of Clinical Oncology meeting highlighted two emerging treatment options in breast cancer-dose-dense delivery and combination treatment with targeted compounds. A multi-center Phase 3 trial showed that dose-dense sequential adjuvant chemotherapy with epirubicin, paclitaxel, and cyclophosphamide is superior to conventional-dose chemotherapy in high-risk breast-cancer patients with four or more positive lymph nodes. In addition, a small trial performed at the M.D. Anderson Cancer Center in Houston showed that the addition of trastuzumab (Herceptin) to taxane- and epirubicin-containing chemotherapy significantly increased the pathological complete response rates in patients with HER-2-positive breast cancer.

    Q25) How is Xalatan/Xalacom performing?

    A25) Sales of Xalatan/Xalacom grew 12% to $304 million in the third quarter of 2004. In 2003, Xalatan/Xalacom became the first ophthalmic medicine to achieve $1 billion in annual sales (including 2003 sales of Xalatan/Xalacom prior to the acquisition of Pharmacia in April 2003). A prostaglandin used to treat open-angle glaucoma and ocular hypertension, Xalatan is the #1 prescribed glaucoma medication in all promoted markets, including the U.S., Europe, and Japan. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalacom consists of Xalatan with the beta blocker timolol.

         Glaucoma is a group of eye diseases characterized by elevated intraocular pressure (IOP), damage to the optic nerve, and visual-field loss that can lead to blindness if not treated. An estimated 67 million people suffer from glaucoma worldwide, including 2-3 million Americans age 40 years and older. Each year, more than 100,000 people in the U.S. are diagnosed with glaucoma, of whom 90% have open-angle glaucoma, a disease with a pattern of vision loss associated with an increase in pressure in the eye.

         Market expansion will account for most future growth in Xalatan/Xalacom sales. While the U.S. glaucoma market has been experiencing low unit growth, about one third of diagnosed glaucoma patients are untreated. Only 10-15% of ocular-hypertensive patients currently receive treatment. Several comparative clinical trials and recent European Glaucoma Society guidelines support Xalatan as first-line therapy for use in newly treated patients before less efficacious or poorly tolerated therapies. The Ocular Hypertension Treatment Study published in June 2002 in Ophthalmology demonstrated for the first time that treating ocular hypertension that has not yet developed into glaucoma offers patients significant benefits. By treating patients with IOP-lowering therapies, including Xalatan, the study showed a 60% reduction over five years in the development of glaucoma.

         In July 2004, Pfizer prevailed in a patent-infringement suit against Par Pharmaceutical, which was seeking to sell a generic version of Xalatan. The U.S. District Court for the District of New Jersey held that two U.S. patents on formulations and uses of latanoprost (Xalatan) were valid, infringed, and enforceable against Par. The court issued an injunction blocking the approval of Par's regulatory filing until March 2011, when the later Pfizer patent expires. Par has appealed the decision.

    Q26) What is the status of Genotropin?

    A26) Sales of Genotropin decreased 6% to $176 million in the third quarter of 2004. Genotropin continues to be world's leading human growth hormone, accounting for about one-third of the total market. Pfizer has earned this leadership spot through our 20-year KIMS/KIGS scientific studies on product safety, investment in drug and delivery-device innovation, and attention to patient care.

         Genotropin is indicated for the long-term treatment of pediatric patients who have growth failure due to inadequate secretion of endogenous growth hormone or due to Prader-Willi syndrome. This product is approved for the long-term treatment of growth failure in children born small for gestational age (SGA), and who fail to achieve catch-up growth by age two (U.S.) or four (Europe). An estimated 2.3% of all babies are born SGA each year. While the majority catch up to normal height, as many as 10% do not. In Europe and Japan, Genotropin is also approved for patients with Turner syndrome, a genetic condition, and for children with short stature due to chronic renal insufficiency. Pfizer is evaluating possibilities of additional therapeutic indications for Genotropin. For instance, adults can also be affected by growth hormone deficiency, either as a continuation of childhood deficiency, as a consequence of brain trauma, or as a result of cranial irradiation during cancer treatment.

         Even as we seek new clinical applications, we also attend to emerging needs of patients with established indications. For example, physicians consistently report that the growth-hormone drug-delivery system plays a major role in patient compliance. As a result, we developed the Genotropin MiniQuick pen-a pre-measured, pre-filled, disposable, single-dose device that does not require refrigeration. The MiniQuick pen helps ensure safe, convenient home care. It is currently available in more than ten markets, including the U.S. and, as of the third quarter, Japan.

         Recently, the FDA postponed approval of a generic recombinant growth hormone on the U.S. market, citing the need for legislation that would assure patient safety. Pfizer also continues to monitor the patent dispute between Savient and Novo Nordisk, from whom we licensed Genotropin in the U.S. We do not anticipate that a possible launch by Teva of Savient growth hormone in the U.S. would have a significant effect on the Genotropin business.

    Q27) What factors are driving Zyrtec's performance?

    A27) Sales of Zyrtec declined 4% to $333 million in the third quarter of 2004, compared to the same period in 2003. Year-to-date sales totaled $938 million, down 4%. Despite the significant decline of the prescription antihistamine market, Zyrtec leads all prescription antihistamines in new prescriptions in the U.S. and remains the leading prescription antihistamine among allergists and pediatricians. While Zyrtec has experienced an 11% decline in new prescriptions year-to-date, it continues to outperform the overall market (down 16%) and its largest competitor, Allegra (down 15%).

         Two main factors explain the decline in new prescriptions in the antihistamine market. With the loss of patent protection for Claritin (loratadine), a great variety of over-the-counter (OTC) loratadine products have come on the market since December 2002. In addition, as regional managed-care plans have raised co-payments to shift costs to consumers, patients have been less inclined to purchase prescription antihistamines. Zyrtec outperforms its competitors in part because it is available in the broadest range of formulations and treats the widest age range of patients of any prescription antihistamine. Zyrtec is indicated for patients as young as two years old for seasonal allergic rhinitis and as young as six months old for perennial allergies and chronic idiopathic urticaria. It is available as a syrup, 5mg and 10mg tablets, a 12-hour decongestant formulation, and, most recently, 5mg and 10mg chewable tablets. Zyrtec is the only prescription antihistamine available in both syrup and chewable formulations. In fact, Zyrtec Chewable, launched only in May, already commands a 1.1% share of the U.S. market (as of the week ending September 24), easily surpassing Clarinex Redi-tabs (with a 0.2% share), which was launched more than a year ago and competes for the same target segment of pediatric patients who have outgrown syrups but aren't yet ready to swallow tablets.

         Beyond its range of formulations and age applications, Zyrtec does a better job of relieving allergies than competitive products, either OTC or prescription. Substantial published data show the superiority of Zyrtec over Claritin. In two two-day environmental-exposure-unit studies, Zyrtec provided twice the overall symptom relief of Claritin. More recently, new data demonstrating Zyrtec's performance versus Allegra in a two-day environmental-exposure unit were published in the January/February 2004 issue of Allergy and Asthma Proceedings.

    Q28) How is Spiriva performing?

    A28) A significant advance over competing treatments, Spiriva is the first once-a-day inhaled bronchodilator for the treatment of chronic obstructive pulmonary disease (COPD). Pfizer co-promotes Spiriva with the product's discoverer Boehringer Ingelheim. Spiriva sales continue to outpace the market. With recent introductions in the U.S. (June) and Italy (July), Spiriva is available in more than 40 markets. Its excellent clinical profile in a market with unmet needs has brought Spiriva strong U.S. sales. Widely accepted by payers and prescribers, Spiriva has taken the lead in new prescriptions for long-acting bronchodilators only three months after the U.S. launch.

         New data from the MISTRAL trial presented at the European Respiratory Society meeting in September showed that Spiriva significantly reduces exacerbations and health-resource utilization compared with usual care in patients with COPD. In this one-year placebo-controlled study involving 1,010 patients with COPD in 177 centers in France, Spiriva was shown to significantly reduce the frequency of exacerbations by 35% and hospitalizations by 27% per patient per year.

    Q29) How is Rebif performing?

    A29) Rebif (interferon beta 1-a) continues to be the fastest-growing multiple-sclerosis (MS) drug in the U.S., with 66% year-to-date total-prescription growth in the U.S. The product was discovered and developed by Serono and is co-promoted by Pfizer and Serono in the U.S. It was launched by Serono in March 2002 after making history by breaking the orphan-drug status of Avonex by showing superior efficacy, the first time a drug ever broke orphan-drug status based on efficacy. Pfizer began co-promoting the product in the U.S. in October 2002 and records a portion of Rebif revenue as alliance revenue.

         MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults, affecting about 350,000 Americans. It is a progressive disease in which there is an opportunity to raise the standard of care to focus on the importance of treating early with the best therapy to improve long-term patient outcomes. Rebif has been shown to decrease the frequency of clinical exacerbations and to delay the accumulation of physical disability associated with relapsing forms of MS.

         The superior efficacy of Rebif over Avonex was demonstrated in the EVIDENCE trial, which showed a 50% reduction in annualized relapse rates when patients were switched from Avonex to Rebif. The study also showed that the incidence of flu-like adverse events in the Avonex group was greater than the flu-like adverse events in the Rebif group. The PRISMS study also established the efficacy of Rebif across the key clinical measures of MS. In late 2003, new data from this study were presented at the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) meeting. These data support the long-term benefit on relapses, disability, and MRI outcomes and the excellent tolerability of Rebif taken at the highest dose of 44 micrograms subcutaneously three times daily. These data provide the most comprehensive long-term clinical and MRI assessment of a cohort of patients with relapsing forms of MS on interferon therapy and highlight the favorable risk/benefit ratio, both short-term and long-term. The Rebif professional campaign, launched in late 2003, will be supplemented by a new patient campaign in the fourth quarter to further differentiate Rebif as the treatment that provides proven efficacy now for less disability in the future. These programs reflect our continuing efforts to raise the standard of care in this category while reinforcing the superior efficacy of Rebif and highlighting the benefit to the patient of delaying disease progression.

         Rebif has been shown to significantly delay disease progression and has demonstrated proven efficacy on all key clinical measures (relapses, disability) and MRI outcomes up to eight years. Phase 2 Antegren data suggest that disease activity in patients who discontinue therapy reverts to baseline levels. Antegren is a SAM inhibitor that is limited to blocking only one step in the disease process (migration into the central nervous system), while Rebif blocks all three steps of the disease process-activation, proliferation, and migration of T cells.

    Q30) What is the status of the marketing of Mirapex?

    A30) Mirapex, the leading dopamine agonist for Parkinson's disease worldwide, was discovered and initially developed by Boehringer Ingelheim (BI), with subsequent assistance in clinical development by Pharmacia. Upon completion of the 2003 acquisition of Pharmacia, Pfizer agreed to transfer its marketing rights to Mirapex to BI. Pfizer and BI currently co-promote Mirapex in the U.S. BI recently assumed full responsibility for development, global manufacture, and distribution of Mirapex outside the U.S.

    Q31) What is the status of Lyrica (pregabalin)?

    A31) Lyrica is Pfizer's drug candidate for a range of neurological disorders. In July, Lyrica received marketing authorization in the E.U. for management of peripheral neuropathic pain and as an adjunctive therapy in the treatment of partial seizures in patients with epilepsy. By September, Pfizer had launched Lyrica in the U.K. and Germany, with launches in other E.U. member states scheduled for the rest of 2004 and 2005.

         In the U.S., Pfizer recently received approvable letters from the FDA in September for treatment of neuropathic pain associated with diabetic peripheral neuropathy and postherpetic neuralgia, and as adjunctive therapy in the treatment of partial seizures in adults. Pfizer received a non-approvable letter for the treatment of generalized anxiety disorder. We continue to work closely with the FDA to resolve open issues on all indications and labeling.

         As published data attest, Lyrica has demonstrated consistent, significant pain reduction. Lyrica also consistently reduced seizures within the first week as adjunctive therapy for epilepsy. The therapeutic effects of Lyrica are sustained over time across indications. Lyrica was the subject of one of the largest clinical development programs ever to support a regulatory filing for a central-nervous-system compound, including more than 9,000 patients.

    Q32) What is the status of indiplon?

    A32) Indiplon is a novel non-benzodiazepine GABA-A-receptor agonist selective for the alpha-1 subunit for the treatment of insomnia being developed in both an immediate-release and a sustained-release formulation. Neurocrine Biosciences, Inc., and Pfizer are co-developing and, upon regulatory approval, will co-market indiplon in the U.S. for this indication. Pfizer has exclusive development and marketing rights to indiplon outside the U.S. Indiplon will help patients who have difficulty with sleep initiation (falling asleep) and sleep maintenance (staying asleep during the night). The Phase 3 development program has been completed and includes more than 7,000 patients, making the indiplon clinical program one of the most comprehensive programs to date to be conducted for sleep. Efficacy and safety studies indicate that the two formulations are efficacious and well tolerated in adults, both non-elderly and elderly. On October 19, 2004, Neurocrine Biosciences, Inc., announced that it had submitted a regulatory filing to the FDA for approval of indiplon immediate-release capsures for treatment of insomnia. The application contains safety and efficacy results from seven Phase 3 clinical trials conducted in adult and elderly patients with transient and chronic insomnia. Neurocrine expects to submit a second NDA for indiplon modified-release tablets in November 2004.

         The prevalence of insomnia is quite high. An estimated 20-30% of people around the world suffer from insomnia. In the U.S., 9-12% of the population suffer from insomnia chronically. Despite this high prevalence, treatment rates remain very low. Approximately 40% of the U.S. population (about 85 million people) report one or more insomnia symptoms annually, but only about 7 million of these patients are being treated with modern prescription agents, such as the GABA-A-receptor agonists.

    Q33) What is the status of Macugen?

    A33) In December 2002, Pfizer and Eyetech Pharmaceuticals, Inc., announced an agreement to jointly develop and commercialize Eyetech's Macugen. Macugen is an aptamer that selectively binds to and neutralizes vascular endothelial growth factor for potential treatment of age-related macular degeneration (AMD) and diabetic macular edema (DME). AMD is the leading cause of irreversible vision loss among Americans over 55 and occurs in both wet and dry form. In wet AMD, blood vessels grow abnormally into the area beneath the retina. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of 1.2 million cases in the U.S. alone. Macugen also holds promise in the treatment of diabetic macular edema (DME), the leading cause of blindness among adults under age 55. DME affects roughly 100,000 Americans with diabetes each year. In DME, fluid and lipids leak from retinal blood vessels and impair vision. Positive Phase 3 results for Macugen in AMD were announced at the American Academy of Ophthalmology meeting in 2003. These studies demonstrated benefit to a broad group of wet AMD patients irrespective of lesion subtype or size, unlike existing therapies. The U.S. regulatory filing for Macugen was completed in June 2004, and the product candidate is currently undergoing fast-track review with the FDA.
         The regulatory filing in the E.U. was accepted in September 2004.

    Q34) What is the status of Daxas (roflumilast)?

    A34) Daxas is a phosphodiesterase-4 (PDE-4) inhibitor, a class of compounds that provides anti-inflammatory action targeted to the lungs. Pfizer and our co-promotion partner Altana Pharma filed Daxas in the E.U. in February 2004 for both asthma and chronic obstructive
         pulmonary disease (COPD).   For other markets, the product is in
         late-stage development.

    Q35) What is the status of Exubera?

    A35) Exubera, an inhaled insulin, is under development through a collaboration between Pfizer and Sanofi-Aventis as a treatment for both type 1 and type 2 diabetes. Pfizer is also collaborating with Nektar Therapeutics, developer of the inhalation device and formulation process for Exubera. An estimated 177 million people worldwide suffer from diabetes, now the fourth-leading cause of death in most developed countries. With its many complications-including heart disease, blindness (retinopathy), kidney failure (nephropathy), and nerve damage (neuropathy)-diabetes inflicts an annual healthcare burden estimated at $186 billion worldwide. Improved glycemic control (as measured by hemoglobin A1c levels below 7%) reduces many of these complications, yet less than half of the people with diabetes reach and maintain optimal glycemic control. While insulin therapy, alone or in combination with oral hypoglycemic agents, improves glycemic control, patients tend to avoid insulin injections. As an effective alternative to injection, Exubera will encourage patient compliance, thereby improving the health of diabetics and reducing the healthcare costs associated with the disease.

         Exubera has been studied in more than 3,000 patients, some for up to six years. New clinical data presented in September 2004 at the European Association for the Study of Diabetes showed that in patients with type 2 diabetes, Exubera was effective and well tolerated in controlling blood glucose levels over a two-year period. The trial reported small pulmonary-function differences between Exubera and the comparator treatment group that occurred early after treatment initiation, had no identified clinical relevance, and did not progress with two years of continued inhaled insulin treatment.

         In February 2004, Pfizer and Aventis submitted Exubera for review by the European Medicines Agency for marketing approval in the E.U. Interactions with the European regulatory authorities are ongoing.
         We continue our ongoing discussions with the FDA regarding submission in the U.S.

    Q36) What is the status of Sutent (SU-11248)?

    A36) Sutent, or SU-11248, is the first in a class of innovative oncology products known as multitargeted tyrosine kinase inhibitors, which target both tumor and vascular cells. Phase 2 clinical trials of Sutent have demonstrated its clinical activity in treating patients with metastatic renal-cell carcinoma (RCC) and gastrointestinal stromal tumors (GIST). Sutent significantly increased objective response rates and time to progression in patients with RCC or GIST who had failed on prior therapy. Long-term clinical trials are ongoing in both indications to establish efficacy and to support regulatory approval. Sutent is well tolerated, orally active, and intended for long-term use in relevant patient populations. Ongoing and planned development includes trials in other solid tumors.

    Q37) What are the main approaches to treating cancer that Pfizer is undertaking?

    A37) The Pfizer oncology portfolio represents a variety of approaches to treating cancer, including:

           * Targeted cytotoxic medicines that selectively destroy cancer cells, such as our late-stage development candidate edotecarin;
           * Growth regulators, which interfere with aberrant signaling processes within tumor cells;
           * Cell-survival mediators, which are designed to trigger cancer cells' natural suicide mechanisms;
           * Angiogenesis inhibitors, which prevent the formation of blood vessels that nourish tumors. Sutent, now in advanced development for gastrointestinal stromal tumors and metastatic renal-cell cancer, is an angiogenesis inhibitor that also mediates cell survival;
           * Immunomodulators, which boost the body's immune response to cancer cells. CP-675,206, an anti-CTLA-4 antibody now in Phase 1 development, operates by this mechanism and appears to significantly boost immune response in some patients with malignant melanoma, leaving them disease-free after more than a year of treatment.

    Q38) What is the status of varenicline?

    A38) Varenicline is an innovative compound for smoking cessation that will offer smokers a new opportunity to successfully quit. The compound is a partial agonist that is specific to the alpha 4-beta 2 (nicotinic) receptor. This is a different mode of action from available treatments, such as nicotine derivatives or antidepressants. The compound represents an advance over existing treatments in both efficacy and safety. Furthermore, varenicline enhances Pfizer's leadership in providing innovative products to treat cardiovascular risk factors and the complications often associated with smoking, including COPD.

         The process of quitting smoking is very challenging, and smokers need help in their efforts. Seven out of ten smokers are contemplating quitting or actively want to quit. However, only 3-5% of patients can quit on their own. Smokers attempting to quit experience nicotine cravings and can also experience withdrawal feelings from the satisfaction or pleasure they receive from smoking. Varenicline is designed to have a unique dual effect on smokers to reduce cravings for cigarettes and, if they do have a setback, to block the rewards from smoking. In early Phase 2 trials, almost half of smokers treated with varenicline stopped smoking. Varenicline is currently in Phase 3 development worldwide.

    Q39) What is the status of the torcetrapib/Lipitor program?

    A39) A combination product of Lipitor and torcetrapib, a cholesteryl ester transfer protein (CETP) inhibitor, is now in global Phase 3 clinical trials for dyslipidemia that include 12,000 patients and plans for enrolling 13,000 patients in mortality and morbidity trials. The objective of the Phase 3 program is to demonstrate improved efficacy and comparable safety of the combination product versus Lipitor alone in a wide range of patients with and without clinically apparent disease and across a variety of lipid abnormalities. The program is comprised of imaging trials that include intravascular ultrasound and carotid ultrasound, as well as a full range of blood-lipid efficacy studies. The program is designed to provide conclusive evidence of the benefits of raising HDL cholesterol through torcetrapib, in combination with the powerful LDL-cholesterol lowering and established benefits of Lipitor, above and beyond the well-demonstrated effects of Lipitor alone in patients with all types of lipid abnormalities. Demonstration of such benefit would provide support for use of torcetrapib/Lipitor in patients currently being treated with Lipitor and other statins. Additional scientific and mechanistic studies are also underway to broaden our understanding of the effects of CETP inhibition on lipid metabolism and atherosclerosis. These studies represent a major commitment by Pfizer to significantly advance our understanding of lipids and atherosclerosis to provide an important new tool for patients and prescribers in preventing and treating the global burden of cardiovascular disease.

         The early Phase 2 study published in the April 8, 2004, issue of the New England Journal of Medicine is the first to assess the effects of CETP inhibition on lipid parameters in patients with low HDL cholesterol, as well as the first to assess these effects in patients who were also on the statin therapy Lipitor. The study found that CETP inhibition with torcetrapib produced very substantial HDL-cholesterol elevations, both when given alone and when taken with Lipitor. It also produced LDL-cholesterol lowering alone and additive to that provided by Lipitor. In addition, the combination of torcetrapib with Lipitor produced a shift toward larger LDL and HDL particles, which is likely to be beneficial. Torcetrapib was safe and well tolerated in this study. While the study provides important initial information, Pfizer is now in the process of conducting large-scale Phase 3 clinical trials in many types of patients to provide comprehensive information on the efficacy and safety of torcetrapib when given in combination with Lipitor.

    Q40) How did Pfizer's Animal Health business perform?

    A40) Sales of the Animal Health business increased 9% to $475 million in the third quarter of 2004, compared to the same period in 2003.
         These results were driven by strong performances by livestock products and the companion-animal products Revolution and Rimadyl, and by the favorable impact of a weaker U.S. dollar relative to the prior year. Also contributing to performance was the U.S. launch of Excede, an antimicrobial that controls and treats respiratory disease in beef, non-lactating cattle, and swine. With the acquisition of Pharmacia, Pfizer Animal Health now is the world leader in providing products to prevent and treat diseases in animals.

    Q41) How did Pfizer's Consumer Healthcare business perform?

    A41) Sales of the Consumer Healthcare business increased 10% to $851 million in the third quarter of 2004, compared to the same period in 2003. These results for Consumer Healthcare reflect sustained sales strength for Listerine mouthwash, which benefited from the U.S. launch of a Natural Citrus flavor in September 2003 and the launch of Listerine Advanced in September 2004, and a weaker U.S. dollar relative to the prior year.

    FINANCIAL MATTERS

    Q42) What impact did foreign exchange have on revenues in the quarter?

    A42) The weakening of the U.S. dollar relative to other currencies, principally the euro, Japanese yen, and British pound, favorably impacted revenues in the third quarter of 2004 by $204 million and favorably impacted consolidated revenue growth by two percentage points. The weakening of the U.S. dollar favorably impacted revenues for the first nine months of 2004 by $1.06 billion and favorably impacted consolidated revenue growth by three percentage points.

    Q43) What cost synergies are anticipated from the Pharmacia acquisition?

    A43) Cost synergies resulting from the acquisition of Pharmacia totaled almost $900 million in the third quarter of 2004 and are expected to be about $3.5 billion for the full year. Our estimate for 2005 synergies remains about $4 billion. Synergies stem from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Merger-related expenditures (income statement and balance sheet) incurred during 2003-2005 to achieve these synergies are expected to be about $6 billion, pre-tax.

    Q44) What caused cost of goods sold to decrease by 50% in the third quarter of 2004?

    A44) The decrease in cost of goods sold was primarily driven by the impact of purchase accounting on the 2003 income statement. Consistent with purchase accounting, Pharmacia's assets, including inventory, were recorded on the Pfizer balance sheet at fair value in the prior year. As the inventory was sold, the income statement reflected the fair market value of the inventory, not the production cost. Sales of this inventory were completed by the end of 2003. Cost of sales in the current quarter also benefited from favorable product mix, the favorable impact of foreign exchange, and increased synergies relative to the prior year.

    Q45) What factors affected the 1% increase in selling, informational and administrative expenses and 1% increase in R&D spending in the third quarter of 2004?

    A45) The rate of expense growth was appreciably lessened by the favorable impact of cost synergies. Investment remains strong in a wide array of new product opportunities at various stages of research and development and in promotional support of key in-line and new products. Research and Development expenses include $89 million and $102 million of milestone payments in connection with certain licensing and co-promotion agreements for the third quarter and first nine months of 2004, respectively.

    Q46) What accounting reclassifications took place during the quarter?

    A46) In light of the increasing significance of licensing and co-promotion agreements to our core business, upfront and milestone payments associated with these transactions have been reclassified for all periods from Other (Income)/Deductions-Net to Research and Development. A total of $0 and $280 million have been reclassified from Other (Income)/Deductions-Net to Research and Development for the third quarter and first nine months of 2003, respectively.

         In addition, a separate line on the income statement has been established for the amortization of intangibles that contribute to our ability to sell, manufacture, research, market, and distribute a product. These expenses were formerly included in Other
         (Income)/Deductions-Net.

    Q47) What were the principal factors affecting pre-tax other
         (income)/deductions-net?

    A47) ($ millions)                  Third Quarter         Nine Months
         (Income)/Deductions           2004     2003       2004       2003
         Net Interest (Income)/Expense  $4      ($25)       $3        ($82)
         Various Litigation Matters    369        --       371          33
         Royalties                     (87)      (82)     (238)       (181)
         Gains on the Sales of Product
          Lines                         --       (11)       (2)        (87)
         Other                          (3)       --         6         (22)
         Other (Income)/
          Deductions-Net              $283     ($118)     $140       ($339)

         As announced in September 2004, Pfizer Inc and its wholly owned subsidiary Quigley Company, Inc. ("Quigley") have taken steps that, subject to court approval and approval by claimants, will resolve all pending and future claims against the companies in which claimants allege personal injury from exposure to Quigley product containing asbestos, silica, or mixed dust. Quigley was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s. We recorded a charge of $369 million before tax ($229 million after tax) in connection with these matters.

    Q48) What is Pfizer's effective tax rate for 2004?

    A48) Pfizer's effective tax rate in calculating adjusted income* from continuing operations for 2004 remains 22.0%.

         The American Jobs Creation Act of 2004 has been passed by Congress and is awaiting the President's signature. The bill has several items of potential significance to Pfizer, including a one-time opportunity to repatriate earnings from outside the U.S. at a 5.25% tax rate. The Company is evaluating the impact and consequences of this and other provisions of the bill. In addition, the Research and Experimentation Credit was retroactively reinstated through 2005 as part of the Working Families Tax Relief Act of 2004. The Company will be able to avail itself of the credit for full-year 2004, rather than for the six months mandated prior to the bill's enactment.

    Q49) What operations are treated as discontinued operations? What is the status of planned divestitures?

    A49) Pfizer has completed the sale of the following operations: the legacy Pharmacia in-vitro allergy and autoimmune diagnostic testing business; the legacy Pharmacia surgical ophthalmology business; and various legacy Pfizer, Warner-Lambert, and Pharmacia non-core European over-the-counter and personal-care brands. In addition, in the first quarter of 2004, we announced our intention to divest our three European generic businesses. Income from discontinued operations reflects the income from operations of these businesses and products prior to their sale and, in the third quarter of 2004, the gain on the sale of certain legacy Pfizer non-core European over-the-counter and personal-care branded product lines.

    Q50) What is the status of Pfizer's announced acquisition of Meridica
         Ltd.?

    A50) In the third quarter, Pfizer Inc agreed to purchase the remaining 90% ownership of Meridica Ltd., a drug-delivery technology company, for $125 million and a contingent payment. The transaction is subject to normal conditions and is expected to close in the fourth quarter. Upon closing, we expect the allocation of the purchase price to include amounts relating to Meridica's in-process research and development, which will be expensed.

    Q51) What is the status of Pfizer's share-purchase program?

    A51) Pfizer's financial strength and flexibility have allowed the Company to purchase its stock over the past several years. We believe that purchase of our stock is an excellent investment opportunity. In December 2003, Pfizer announced an authorization to purchase up to $5 billion of additional stock, with such purchases to be completed by the end of 2004. Under the new authorization, Pfizer purchased about
         1.1 million shares at a total cost of $37 million in the fourth quarter of 2003, about 24.8 million shares at a total cost of about $912 million in the first quarter of 2004, about 38.3 million shares at a total cost of about $1.36 billion in the second quarter of 2004, and about 76.3 million shares at a total cost of about $2.51 billion in the third quarter of 2004, for total purchases under the $5 billion authorization of about $4.8 billion through the end of the third quarter. Pfizer completed the $5 billion authorization in October.

    Q52) Why does Pfizer disclose adjusted income* and adjusted diluted EPS*?

    A52) General Description of Adjusted Income Measure

         Adjusted Income is an alternative view of performance used by management, and we believe that investors' understanding of our performance is enhanced by disclosing this performance measure. The company reports Adjusted Income in order to portray the results of our major operations-the discovery, development, manufacture, marketing, and sale of prescription medicines for humans and animals, as well as our over-the-counter products, prior to considering certain income statement elements. We have defined Adjusted Income as net income before discontinued operations, the cumulative effect of changes in accounting principles, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. The Adjusted Income measure is not viewed, and should not be viewed, as a substitute for U.S. GAAP Net Income.

         The Adjusted Income measure is an important internal measurement for Pfizer. We measure performance on this basis-for the overall Company as well as for our reportable business segments:

           * Senior management receives a monthly analysis of the operating results of our businesses that is prepared on an Adjusted Income basis;

           * The annual budgets of our businesses are prepared on an Adjusted Income basis; and

           * Compensation elements associated with business performance are determined on an Adjusted Income basis.

         Despite the importance of this measure to management in goal-setting and performance measurement, we stress that Adjusted Income is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, Adjusted Income (unlike U.S. GAAP Net Income) may not be comparable with the calculation of similar measures for other companies. Adjusted Income is presented solely to permit investors to more fully understand how management assesses the performance of our company.

         We also recognize that, as an internal measure of performance, the Adjusted Income measure has limitations, and we do not restrict our performance management process solely to this metric. We use other specifically tailored tools designed to ensure the highest levels of performance in the Company. For example, our Research and Development organization has productivity targets, upon which its effectiveness is measured.

         Purchase Accounting Adjustments

         Adjusted income is calculated prior to considering significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia and Esperion. These impacts can include charges for purchased in-process research and development, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, and the incremental charges related to the amortization of finite-lived intangible assets for the increase to fair value. Therefore, the Adjusted Income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

         Certain of the purchase-accounting adjustments associated with a business combination, such as the amortization of intangibles, can occur for up to 40 years (with a weighted average useful life of approximately 11 years), but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe that this presentation provides management and investors an alternative view of our business results by giving parity to internally developed intangible assets and acquired intangible assets.

         Merger-Related Costs

         Adjusted Income is calculated prior to considering integration and restructuring costs associated with business combinations, because these costs are unique to each transaction.

         The integration and restructuring costs associated with a business combination may occur over several years, but the material, negative financial impact of the item typically ends within three years of the transaction. Some restructuring and integration activities are not fully within the control of the company. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years, because all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA.

         We believe that viewing income prior to considering these charges provides investors with a useful additional perspective because the significant costs incurred in a business combination result primarily from the need to eliminate duplicate assets, activities, or employees-a natural result of acquiring a fully integrated set of activities. For this reason, we believe that the costs incurred to convert disparate systems, to close duplicative facilities, or to eliminate duplicate positions (for example, in the context of a business combination) can be viewed differently from those costs incurred in other, more normal business contexts.

         Discontinued Operations

         Adjusted Income is calculated prior to considering gains or losses on the sale of businesses and product lines included in discontinued operations as well as the related results of operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them.

         Certain Significant Items

         Adjusted Income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. For example, charges related to certain litigation matters, as opposed to the normal, ongoing defense costs of the Company, would be considered a certain significant item.

         Reclassification

         In 2004, in response to a change in Pfizer's business strategy, we revised our basis for Adjusted Income such that we no longer consider certain items in Adjusted Income. For example, co-promotion charges and payments for intellectual-property rights for unapproved products being developed by third parties and the operational contribution of divestitures are no longer presented in an alternative manner from U.S. GAAP. We have revised our previous 2003 basis for Adjusted Income to conform to the 2004 presentation.

    IMPROVING PATIENT ACCESS

    Q53) How is Pfizer promoting access to innovative medicines-both in the U.S. and worldwide?

    A53) For more than 30 years, Pfizer has maintained a commitment to making its medicines available to patients in need. Our efforts include:

         United States

           * U Share Card: A card program that integrates the expertise and pharmacy network access of UnitedHealth Group with the prescription drug savings model of the Pfizer for Living Share Card.

           * Helpful Answers: A Pfizer initiative that includes substantial savings on Pfizer medicines for America's uninsured through Pfizer Pfriends; expanded eligibility for existing Pfizer programs (Connection to Care, Sharing the Care, Hospital Partnership) that provide free medicines; extension of Pfizer's $15 flat fee for qualified Medicare beneficiaries; and creation of a consumer-friendly, single-entry-point navigation component for all uninsured patients.

           * Pfriends: A Pfizer program that offer substantial savings on Pfizer medicines to all uninsured Americans, regardless of age or income, with average savings of 37% for families making less than $45,000, and average savings of 15% for families making more than $45,000.

           * Connection to Care: A Pfizer program for eligible families earning less than $31,000 per year, or $19,000 for individuals (approximately 200% of the federal poverty level), who can receive Pfizer medicines through their physicians' offices free of charge.

           * Sharing the Care: A Pfizer program that provides Pfizer medicines free of charge to participating community health centers. Eligible families earning less than $31,000 per year, or $19,000 for individuals (approximately 200% of the federal poverty level) can receive Pfizer medicines from eligible community health centers.

           * Hospital Partnership: A Pfizer program that provides Pfizer medicines free of charge to participating hospitals that serve a disproportionately large number of low-income patients who lack health insurance. Eligible families earning less than $31,000 per year, or $19,000 for individuals (approximately 200% of the federal poverty level), can receive Pfizer medicines from eligible hospitals.

           * Medicine-Specific Programs: Pfizer's medicine-specific programs work in partnership with physicians to help patients with complex medical conditions.

               - Pfizer HIV/AIDS Patient Assistance Program: Viracept and
                 Rescriptor are donated to eligible low-income HIV/AIDS patients.

               - Anti-Infective Patient Assistance Program: Diflucan, Vfend,
                 and Zithromax are provided at no cost to eligible low-income patients with chronic medical conditions.

               - Aricept Patient Assistance Program: Aricept is donated to eligible low-income uninsured patients with Alzheimer's disease.

               - Geodon Patient Assistance Program: Geodon is donated at no cost to eligible low-income uninsured patients with schizophrenia.

               - FirstRESOURCE: Aromasin, Camptosar, Celebrex, Ellence, Emcyt,
                 Idamycin, Trelstar, and Zinecard are made available to eligible low-income uninsured oncology patients.

               - The Bridge Program: Genotropin and Somavert support programs are designed to assist eligible patients in obtaining these medications.

         International

         * Diflucan Partnership Program: We partner with governments to donate Diflucan for opportunistic infections associated with HIV/AIDS in developing countries. In all, Pfizer has committed $110 million to the program, which has distributed more than 4 million free doses of Diflucan and trained more than 18,000 healthcare workers.

         * International Trachoma Initiative: We partner with the public section to eliminate trachoma, the world's leading cause of preventable blindness, through training and medicine donations in 10 countries in Africa and Asia. We helped train healthcare professionals who treated 10 million patients and completed 85,000 surgeries. We intend to help the World Health Organization achieve its goal of eliminating blinding trachoma by the year 2020.

         * Infectious Diseases Institute: We helped to build a regional treatment and training institute in Uganda to strengthen local capacity in HIV/AIDS care. We helped train 150 physicians in Uganda and the region to provide care to 400 patients per week.

         * Global Health Fellows: We support a volunteer medical corps to fight HIV/AIDS in 14 developing countries that partners with nongovernmental organization. Pfizer colleagues (physicians, epidemiologists, nurses, educators, business consultants) spend up to six months on site advancing knowledge and practice in infectious diseases.

         * International AIDS Grant Program: The Pfizer Foundation supports more than 30 organizations in 12 countries in Africa, Asia, and Latin America for HIV/AIDS training and capacity building.

    EVENTS FOR INVESTORS

    Q54) When is Pfizer's conference call?

    A54) Pfizer will be holding a conference call for analysts and investors to discuss third-quarter 2004 business performance at 2:30 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website
         (http://www.pfizer.com) and will be archived for seven days thereafter.

    Q55) When is Pfizer's next analyst meeting?

    A55) We will host an analyst meeting, with simultaneous audio-video webcast, at the facilities of Pfizer Global Research and Development in Groton, Connecticut, on November 30. The focus of the meeting will be the Company's new-product pipeline. We also anticipate a "year-beginning" analyst meeting in New York City during the first quarter of 2005 to discuss our plans, initiatives, and expectations for 2005 and beyond.

    * "Adjusted income," "adjusted basic earnings per share (EPS)," and "adjusted diluted EPS" are defined as reported net income, reported basic EPS, and reported diluted EPS excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.

SOURCE  Pfizer Inc
    -0-                             10/20/2004
    /CONTACT:  Andy McCormick, +1-212-573-1226, or Paul Fitzhenry,
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CO:  Pfizer Inc
ST:  New York
IN:  MTC HEA
SU:  ERN ERP CCA